Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among:

LIGAND PHARMACEUTICALS INCORPORATED,

a Delaware corporation;

NEON SIGNAL, LLC,

a Delaware limited liability company; and

NEUROGEN CORPORATION,

a Delaware corporation

Dated as of August 23, 2009

Exhibits
EXHIBIT A:	Aplindore CVR Agreement
EXHIBIT B:	H3 CVR Agreement
EXHIBIT C:	Merck CVR Agreement
EXHIBIT D:	Real Estate CVR Agreement
EXHIBIT E:	List of Potential Consultants

INDEX OF DEFINED TERMS

1993 Company Options Section 2.11(a)	Excess Shares Section 2.09(b)
Agreement Preamble	Exchange Agent Section 2.08
Appraisal Rights Section 2.12	FDA Laws Section 3.07(b)
Bankruptcy and Equity Exception Section 3.03(a)	Filed Company SEC Documents Article III Preamble
Certificate of Merger Section 2.03	Filed Parent SEC Documents Article IV Preamble
Closing Section 2.04	IRS Section 3.10(a)
Closing Date Section 2.04	Merger Recitals
Company Preamble	Merger Consideration Section 2.06(a)(iii)
Company Board Recitals	Merger Sub Preamble
Company Change in Recommendation Section 5.04(b)	Non-Budgeted Capital Expenditure Section 5.01(a)(15)
Company Charter Documents Section 3.01(b)	Non-Employee Director Agreements Recitals
Company Contracts Section 3.11(a)	Non-Employee Directors Recitals
Company Disclosure Letter Article III Preamble	Notice of Recommendation Change Section 5.04(c)(i)
Company Financial Statements Section 3.05(b)	Outside Date Section 7.01(c)
Company Pension Plan Section 3.10(a)	Parent Preamble
Company Plan Section 3.10(a)	Parent Charter Documents Section 4.01(b)
Company Preferred Stock Section 3.02(a)	Parent Common Stock Section 2.06(a)(iii)
Company Recommendation Section 3.03(b)	Parent Disclosure Letter Article IV Preamble
Company SEC Documents Section 3.05(a)	Parent Financial Statements Section 4.05(b)
Company Share Section 3.02(a)	Parent SEC Documents Section 4.05(a)
Company Shares Section 3.02(a)	Proxy Statement Section 5.05(a)
Company Stock Certificate Section 2.07	Registration Statement Section 5.05(a)
Company Stockholder Approval Section 3.03(a)	Representatives Section 5.03(a)
Confidentiality Agreement Section 5.03(a)	Sarbanes-Oxley Act Section 3.05(a)
Consulting Committee Section 5.15(c)	Securities Act Section 3.01(b)
D&O Insurance Policy Section 5.10(c)	Surviving Corporation Section 2.01
DGCL Recitals	Transactions Recitals
Dissenting Shares Section 2.12	Transfer Taxes Section 8.07
Effective Time Section 2.03	Voting Agreements Recitals
Environmental Laws Section 3.12(a)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of August 23, 2009, by and among LIGAND PHARMACEUTICALS INCORPORATED, a Delaware corporation (“Parent”); NEON SIGNAL, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (“Merger Sub”); and NEUROGEN CORPORATION, a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in Article I.

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”) and each Company Share that is issued and outstanding immediately before the Effective Time (other than (i) as provided in Section 2.09 and (ii) Dissenting Shares) will be canceled and converted into the right to receive the Merger Consideration, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously and duly adopted resolutions (i) determining that the transactions contemplated by this Agreement, including the Merger (collectively, the “Transactions”), are advisable and in the best interests of the Company and its stockholders, (ii) approving this Agreement and the Transactions in accordance with the Delaware General Corporation Law (the “DGCL”), (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption, and (iv) recommending that the stockholders of the Company adopt this Agreement and approve the Transactions;

WHEREAS, the board of directors of Parent and the Manager of Merger Sub have, upon the terms and subject to the conditions set forth herein, unanimously and duly approved and declared advisable this Agreement and the Transactions, and Parent, in its capacity as the sole limited liability company interest holder of Merger Sub, has adopted this Agreement, in each case, in accordance with the DGCL;

WHEREAS, as an inducement to Parent’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, Parent and certain stockholders of the Company owning in the aggregate approximately 33% of the Outstanding Company Shares have executed and delivered to the Company the applicable voting agreements (the “Voting Agreements”);

WHEREAS, simultaneously with the execution of this Agreement, each of the non-employee members of the Company Board (the “Non-Employee Directors”) have entered into letter agreements with the Company (the “Non-Employee Director Agreements”) pursuant to which the Non-Employee Directors have agreed that they will be given the opportunity, on the Closing Date, to exercise all previously unexercised Company Options held by them and that any such Company Options not so exercised will, immediately before the Effective Time, automatically be terminated and canceled without any payment or obligation on the part of the Company or any further action on the part of any Non-Employee Director;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger not qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

For purposes of the Agreement:

“Acquisition Proposal” shall mean any unsolicited, bona fide offer or proposal (other than an offer or proposal made or submitted by Parent or Merger Sub) relating to a possible Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving or resulting in: (i) any acquisition or purchase by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than 20% of the total outstanding voting securities of the Company, or any tender offer or exchange offer that, if consummated, would result in the Person or “group” (as defined in or under Section 13(d) of the Exchange Act) making such offer beneficially owning more than 20% of the total outstanding voting securities of the Company; (ii) any merger, consolidation, share exchange, business combination, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately before the consummation of such transaction would hold less than 80% of the equity interests in the surviving or resulting entity of such transaction immediately after consummation thereof; or (iii) any sale, lease, exchange, transfer, license, acquisition or disposition of assets (other than the Aplindore Program and/or the Real Estate) constituting more than 20% of the assets of the Company (measured by either book or fair market value thereof) or the net revenues or net income of the Company and the Company Subsidiaries taken as a whole.

“Actual Net Cash Amount” shall mean the Net Cash Amount calculated as of the Determination Date and set forth in a certificate delivered by an executive officer of the Company to Parent on the first Business Day following the Determination Date.

“Adjusted Reference Amount” shall mean the Reference Amount (i) plus the amount, if any, by which the Actual Net Cash Amount exceeds the Target Net Cash Amount or (ii) minus the amount, if any, by which the Target Net Cash Amount exceeds the Actual Net Cash Amount.

“Affiliate” shall mean a Person who is related to another Person such that such Person directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such other Person.

“Aplindore” shall mean a small molecule partial agonist for the D2 dopamine receptor for the treatment of Restless Leg Syndrome and Parkinson’s disease.

“Aplindore CVR” shall mean a right having the terms and conditions set forth in the Aplindore CVR Agreement, to be issued in accordance with Section 2.06 in respect of each Outstanding Company Share, to receive a pro rata portion (based on the number of Outstanding Company Shares) of any Aplindore Program Consideration received by Parent or the Surviving Corporation (as opposed to the Company) before the CVR Outside Date (as defined in the Aplindore CVR Agreement).

“Aplindore CVR Agreement” shall mean the agreement governing the terms and conditions of the Aplindore CVRs substantially in the form attached hereto as Exhibit A.

“Aplindore Program” shall mean the Company’s two active programs for the development of Aplindore for the treatment of Restless Leg Syndrome and Parkinson’s disease, including all rights and obligations of the Company under the Wyeth License Agreement, all related Intellectual Property and other related rights of the Company, and all clinical and non-clinical data compiled by the Company, in each case arising from the Company’s operation of such programs.

“Aplindore Program Consideration” shall mean any of (a) if the Aplindore Program is sold on or before Effective Time, the Aplindore Program Payment; (b) if the Aplindore Program is sold after the Effective Time but on or before the six month anniversary of the Effective Time, the Aplindore Program Payment plus the remaining Expense Reserve Amount, if any; or (c) if the Aplindore Program is not sold before the six month anniversary of the Effective Time, the remaining Expense Reserve Amount, if any.

“Aplindore Program Payment” shall mean the aggregate cash proceeds paid by and/or the aggregate number of shares of stock issued by any third-party purchaser of the Aplindore Program after the date hereof but on or before the CVR Outside Date (as defined in the Aplindore CVR Agreement) in accordance with the terms of this Agreement or the Aplindore CVR Agreement, as the case may be, less any costs and expenses reasonably incurred by the Company or Parent, as the case may be, in connection with such sale (including amounts paid to the Consulting Committee in accordance with an arrangement entered into pursuant to Section 5.15(c)); provided that if the consideration for the Aplindore Program in any such sale is to consist in whole or in part of shares of stock of the third-party purchaser, such shares must be of a class listed for trading on a U.S. national securities exchange.

“Average Price” shall mean a price equal to the arithmetic average of the Volume Weighted Average Price on each of the last 20 Trading Days preceding the Determination Date.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York, New York or San Diego, California are authorized by applicable Legal Requirement or executive order to be closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Company Equity Plans” shall mean the Neurogen Corporation 1993 Omnibus Incentive Plan, the Neurogen Corporation 1993 Non-Employee Director Stock Option Program, the Neurogen Corporation 2000 Non-Employee Directors Stock Option Program, the Company’s September 25, 2000 Special Committee Stock Option Grant and the Amended and Restated Neurogen Corporation 2001 Stock Option Plan, in each case, as amended from time to time.

“Company Intellectual Property” shall mean the Intellectual Property, IP Licenses and Software held for use or used in the business of the Company or any Company Subsidiary as presently conducted.

“Company Material Adverse Effect” shall mean, in reference to any fact, circumstance, event, change or occurrence, any such fact, circumstance, event, change or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes or occurrences, has or would reasonably be expected to have a material adverse effect on the results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, other than changes, events, occurrences or effects arising out of, resulting from or attributable to (i) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) conditions (or changes therein) in any industry or industries in which the Company and the Company Subsidiaries operate, (iii) any change in Legal Requirements or GAAP or interpretation of any of the foregoing, (iv) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, collaborators or employees, (v) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (vi) storms, earthquakes or other natural disasters,

(vii) any action taken by the Company or any Company Subsidiary as contemplated or permitted by this Agreement or with Parent’s consent, (viii) the initiation of any litigation by any stockholder of the Company relating to this Agreement or the Merger, (ix) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure of the Company to meet revenue or earnings projections , either published by the Company or any third party (provided that this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a change described in this clause (ix) has resulted in, or contributed to, a Company Material Adverse Effect), (x) any adverse changes, developments, circumstances, events or occurrences relating to the Company’s ongoing research programs to the extent resulting from an action by Parent or any of its Affiliates, (xi) the determination by, or the delay of a determination by, the FDA, or any panel or advisory body empowered or appointed thereby, with respect to the approval, non-approval or disapproval of any products similar to or competitive with the Company’s product candidates, (xii) the results of any clinical trial of one or more products or product candidates of any Person other than the Company, (xiii) the entry or threatened entry into the market of a generic version of one or more product candidates of the Company, or (xiv) the sale of the Aplindore Program or the Real Estate in accordance with Section 5.14, regardless of the price obtained therefor; except, in the case of the foregoing clauses (i), (ii), (iii), (v) and (vi), to the extent that any such condition has a materially disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, relative to other companies of comparable size to the Company and the Company Subsidiaries operating in industry or industries in which the Company and the Company Subsidiaries operate.

“Company Options” shall mean options to purchase Company Shares from the Company, whether granted by the Company pursuant to the Company Equity Plans or otherwise.

“Company Subsidiary” shall mean a Subsidiary of the Company.

“Company Warrants” shall mean the warrants issued by the Company pursuant to the Securities Purchase Agreement among the Company and the purchasers listed therein, dated April 7, 2008, to purchase Company Shares for $2.30 per Company Share.

“Confidentiality and Exclusivity Agreement” shall mean the Confidentiality and Exclusivity Agreement dated August 3, 2009, and as thereafter extended/amended, between Parent and the Company.

“Contract” shall mean any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking or license (each, including all amendments thereto).

“Copyrights” shall mean all registered and unregistered copyrights (including those in Software) and registrations and applications to register the same.

“CVR Agreements” shall mean, collectively, the Aplindore CVR Agreement, the H3 CVR Agreement, the Merck CVR Agreement and the Real Estate CVR Agreement.

“CVRs” shall mean, collectively, the Aplindore CVRs, the H3 CVRs, the Merck CVRs and the Real Estate CVRs.

“Determination Date” shall mean the 3rd Trading Day preceding the date of the Special Meeting.

“Encumbrance” shall mean, with respect to any property or asset, any mortgage, easement, lien, pledge (including any negative pledge), security interest or other encumbrance of any nature whatsoever in respect of such property or asset.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Exchange” shall mean The NASDAQ Global Market of The NASDAQ Stock Market LLC.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall mean a decimal fraction (calculated to the nearest one-thousandth), the numerator of which is the quotient derived by dividing the Adjusted Reference Amount by the Average Price, and the denominator of which is the number of Outstanding Company Shares.

“Executive” shall mean any executive officer of the Company.

“Expense Reserve Amount” shall mean, in the event the Aplindore Program is not terminated or sold by the Company before the Effective Time and if the Closing occurs (a) before November 22, 2009, an amount in cash equal to $350,000, or (b) after November 22, 2009, an amount in cash equal to $100,000, in either case to be used by Parent solely in connection with the Aplindore Program as provided in Section 5.15(a).

“FDA” shall mean the United States Food and Drug Administration.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authorization” shall mean any permit, license, registration, qualification, certificate, clearance, variance, waiver, exemption, certificate of occupancy, exception, franchise, entitlement, consent, confirmation, order, approval or authorization granted by any Governmental Entity.

“Governmental Entity” shall mean any federal, state or local government or body or any agency, authority, subdivision or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, administrative agency, commission or board, or any quasi-governmental or private body duly exercising any regulatory, taxing, inspecting or other governmental authority.

“H3 Antagonist Program” shall mean an antagonist program intended to create an H3 receptor drug.

“H3 CVR” shall mean a right having the terms and conditions set forth in the H3 CVR Agreement, to be issued in accordance with Section 2.06 in respect of each Outstanding Company Share, to receive (among other possible amounts) a pro rata portion (based on the number of Outstanding Company Shares) of either (i) $4,000,000 in cash if Parent licenses the H3 Antagonist Program on or before the third anniversary of the Effective Time, or (ii) in the event Parent sells the H3 Antagonist Program on or before the third anniversary of the Effective Time and before such a licensing, 50% of the net cash proceeds from such sale; provided that all decisions relating to the matters described in this paragraph shall be in the sole discretion of Parent exercised in good faith.

“H3 CVR Agreement” shall mean the agreement governing the terms and conditions of the H3 CVRs substantially in the form attached hereto as Exhibit B.

“Indebtedness” shall mean (i) indebtedness for borrowed money, including indebtedness evidenced by a note, bond, debenture or similar instrument, or (ii) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person.

“Indemnified Party” shall mean each individual who is or was an officer or director of the Company at any time on or before the Effective Time.

“Intellectual Property” shall mean all U.S. and foreign (i) Trademarks, (ii) Patents, (iii) Copyrights, (iv) Trade Secrets and (v) databases and compilations, including any and all electronic data and electronic collections of data.

“IP Licenses” shall mean any license or sublicense rights in or to any Intellectual Property.

“Knowledge of Parent” shall mean the actual knowledge of John Higgins, John Sharp or Charles Berkman.

“Knowledge of the Company” shall mean the actual knowledge of Stephen Davis or Thomas Pitler.

“Legal Proceeding” shall mean any claim (presented formally to a judicial or quasi-judicial Governmental Entity), lawsuit, court action, suit, arbitration or other judicial or administrative proceeding.

“Legal Prohibition” shall mean any final, permanent Legal Requirement that is in effect and that prevents or prohibits consummation of the Transactions.

“Legal Requirement” shall mean any federal, state or local law, statute, code, ordinance, regulation, code, order, judgment, writ, injunction, decision, ruling or decree promulgated by any Governmental Entity.

“Maximum Amount” shall mean 4,200,000 shares of Parent Common Stock.

“Merck” shall mean Merck Sharpe & Dohme Limited and its affiliates.

“Merck Agreement” shall mean the Research Collaboration and License Agreement, effective as of November 24, 2003, between Merck and the Company, as amended from time to time.

“Merck CVR” shall mean a right having the terms and conditions set forth in the Merck CVR Agreement, to be issued in accordance with Section 2.06 in respect of each Outstanding Company Share, to receive a pro rata portion (based on the number of Outstanding Company Shares) of either (i) $3,000,000 in cash promptly after receipt by Parent of the milestone payment from Merck upon the Phase III VR1 Trial Initiation or (ii) in the event Parent sells the program that is the subject of the Phase III VR1 Trial to Merck before the initiation of a Phase III VR1 Trial, 50% of the net cash proceeds from such sale; provided that all decisions relating to the matters described in this paragraph shall be in the sole discretion of Parent exercised in good faith.

“Merck CVR Agreement” shall mean the agreement governing the terms and conditions of the Merck CVRs substantially in the form attached hereto as Exhibit C.

“Net Cash Amount” shall mean, as of the applicable date, an amount equal to (i) the sum of (A) all cash (including any payments received by the Company from the exercise by any Non-Employee Director of Company Options, as contemplated by the Non-Employee Director Agreements or otherwise), cash equivalents, marketable securities and accounts receivable (net of accounts receivable reserves established in accordance with GAAP) held by the Company and the Company Subsidiaries (but excluding the Aplindore Program Consideration and the Real Estate Consideration, if any, received by the Company before the Effective Time) and (B) in the event the Company purchases a “tail” prepaid policy on the D&O Insurance Policy in accordance with the penultimate sentence of Section 5.10(c), any amount (up to a maximum of $270,000) paid before the Determination Date by the Company for such “tail” policy; minus (ii) the sum of (A) in the event the Company purchases the “tail” prepaid policy on the D&O Insurance Policy in accordance with the penultimate sentence of Section 5.10(c), any amount by which the cost of such “tail” policy exceeds $270,000 to the extent such excess has not been paid by the Company before the Determination Date, (B) any amount payable by the Company or the Surviving Corporation after the Determination Date for the out-of-pocket transaction fees and expenses of the Company to its legal and financial advisors and accountants in connection with this Agreement and the Transactions, (C) any amount payable by the Company or the Surviving Corporation after the Determination Date for expenses incurred by the Company in connection with the preparation, filing, printing and mailing of the Proxy Statement and the solicitation of proxies for use at the Special Meeting, (D) the Expense Reserve Amount, (E) except as otherwise covered in subclause (F) below, all severance payments, stay bonuses and performance bonuses payable to all employees, consultants and directors of the Company and the Company Subsidiaries assuming that the service relationship of all such employees, consultants and directors with the Company and the

Company Subsidiaries is terminated as of the Closing Date, even if such service relationship in fact does continue after the Closing Date, (F) all severance payments, stay bonuses and performance bonuses remaining payable at the Closing Date to all employees, consultants and directors of the Company and the Company Subsidiaries whose service relationship with the Company and the Company Subsidiaries is terminated on or before the Closing Date, (G) the salary, employer-tax and benefits cost of the continuation of employment of any Company employees, as a result of the advance-notice requirements of their respective employment agreements, beyond the Closing Date until their actual termination date, if before the Closing Date Parent requests the Company to terminate such employees, provided that the costs described in this subclause (G) shall only be deducted if before the Closing Date Parent requests the Company to terminate any such employee and delivers any such request to the Company at least 33 calendar days before the Closing Date, (H) all amounts payable by the Company in order to comply with the covenant contained in Section 5.16 and (I) to the extent not included in any other subclause of this clause (ii), all accounts payable of the Company and the Company Subsidiaries; provided that all such amounts shall be determined in a manner consistent with the manner in which such items were determined by the Company in the most recent balance sheet included in the Company Financial Statements.

“Outstanding Company Shares” shall mean the Company Shares issued and outstanding immediately before the Effective Time (not including, for purposes of calculating the Exchange Ratio or Merger Consideration, any Company Shares to be cancelled pursuant to Section 2.06(a)(i) and (ii)).

“Parent Equity Plans” shall mean the 2002 Stock Incentive Plan and the Pharmacopeia, Inc. 2000 Stock Option Plan, in each case, as amended from time to time.

“Parent Material Adverse Effect” shall mean, in reference to any fact, circumstance, event, change or occurrence, any such fact, circumstance, event, change or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes or occurrences, has or would reasonably be expected to have a material adverse effect on the results of operations or financial condition of Parent and the Parent Subsidiaries, taken as a whole, other than changes, events, occurrences or effects arising out of, resulting from or attributable to (i) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) conditions (or changes therein) in any industry or industries in which Parent and the Parent Subsidiaries operate, (iii) any change in Legal Requirements or GAAP or interpretation of any of the foregoing, (iv) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (v) storms, earthquakes or other natural disasters, (vi) the initiation of any litigation by any stockholder of Parent relating to this Agreement or the Merger, (vii) any decline in the market price, or change in trading volume, of the capital stock of Parent or any failure of Parent to meet revenue or earnings projections, either published by Parent or any third party (provided that this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a change described in this clause (vii) has resulted in, or contributed to, a Parent Material Adverse Effect), (viii) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, collaborators or employees, (ix) any action taken by Parent or any Parent Subsidiary as contemplated or permitted by this Agreement or with the Company’s consent, (x) the determination by, or the delay of a determination by, the FDA, or any panel or advisory body empowered or appointed thereby, with respect to the approval, non-approval or disapproval of any products similar to or competitive with Parent’s product candidates, (xi) the results of any clinical trial of one or more products or product candidates of any Person other than Parent, or (xii) the entry or threatened entry into the market of a generic version of one or more product candidates of Parent, except, in the case of the foregoing clauses (i), (ii), (iii), (iv) and (v), to the extent that any such condition has a materially disproportionate adverse effect on Parent and the Parent Subsidiaries, taken as a whole, relative to other companies of comparable size to Parent and the Parent Subsidiaries operating in such industry or industries.

“Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent, whether granted by Parent pursuant to Parent Equity Plans or otherwise.

“Parent Rights Agreement” shall mean the 2006 Preferred Shares Rights Agreement, by and between Ligand Pharmaceuticals Incorporated and Mellon Investor Services LLC, dated October 13, 2006.

“Parent Subsidiary” shall mean a Subsidiary of Parent.

“Patents” shall mean all patents and pending patent applications, invention disclosure statements, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof, any counterparts claiming priority therefrom and like statutory rights.

“Permitted Encumbrances” shall mean: (i) Encumbrances for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings; (ii) Encumbrances or imperfections of title resulting from or otherwise relating to any of the contracts referred to in the Company Disclosure Letter, to the extent the Company Disclosure Letter expressly identifies such Encumbrance or imperfection of title (or such is obvious on the face of the contract); (iii) Encumbrances or imperfections of title relating to liabilities reflected in the financial statements (including any related notes) contained in the Company SEC Documents; (iv) Encumbrances arising from or otherwise relating to transfer restrictions under the Securities Act and the securities laws of the various states of the United States or foreign jurisdictions; and (v) mechanics’, materialmen’s and similar statutory liens arising or incurred in the ordinary course of business for amounts not overdue.

“Person” shall mean any individual or Entity.

“Phase III VR1 Trial” shall mean a Phase III clinical trial as referred to in Section 6.4(b)(ii)(B) of the Merck Agreement.

“Phase III VR1 Trial Initiation” shall mean the enrollment of the first subject in a Phase III VR1 Trial.

“Real Estate” shall mean the properties currently owned by the Company located at 15, 35 and 45 NE Industrial Road, Branford, Connecticut 06405.

“Real Estate Consideration” shall mean the aggregate cash proceeds paid by any purchaser of the Real Estate after the date hereof and in accordance with the terms of this Agreement or the Real Estate CVR Agreement, as the case may be, less any costs and expenses reasonably incurred by the Company in connection with such sale (including secured loan payoffs and amounts paid to the Consulting Committee in accordance with an arrangement entered into pursuant to Section 5.15(b)).

“Real Estate CVR” shall mean a right having the terms and conditions set forth in the Real Estate CVR Agreement, to be issued in accordance with Section 2.06 in respect of each Outstanding Company Share, to receive a pro rata portion (based on the number of Outstanding Company Shares) of any Real Estate Consideration received by Parent on or before the CVR Outside Date (as defined in the Real Estate CVR Agreement).

“Real Estate CVR Agreement” shall mean the agreement governing the terms and conditions of the Real Estate CVRs substantially in the form attached hereto as Exhibit D.

“Reference Amount” shall mean $11,000,000.

“SEC” shall mean the United States Securities and Exchange Commission.

“Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Special Meeting” shall mean a special meeting of the stockholders of the Company held for the purpose of considering and taking action upon this Agreement and the Merger.

“Subsidiary” shall mean an Entity that is related to another Entity such that such other Entity directly or indirectly owns, beneficially or of record: (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such other Entity to elect at least a majority of the members of such Entity’s board of directors or comparable governing body; or (ii) more than 50% of the outstanding equity interests issued by such Entity.

“Superior Proposal” shall mean any unsolicited, bona fide written offer made by a third party unaffiliated with the Company to directly or indirectly acquire (by way of merger, tender or exchange offer or otherwise) greater than 95% of the Company’s assets (other than any such offer relating only to the Aplindore Program and/or the Real Estate and/or the proceeds of the pre-Closing Date sale thereof) or greater than 95% of the outstanding Company Shares (other than Company Shares already held by such third party) that the Company Board shall have determined in good faith (after consultation with the Company’s outside legal counsel and financial advisor, and after taking into account, among other things, the financial, legal and regulatory aspects of such offer (including any financing required and the availability thereof), as well as any revisions to the terms hereof proposed by Parent pursuant to Section 5.04(c)), is more favorable to the stockholders of the Company than the terms of the Merger (taking into account any revisions to the terms hereof proposed by Parent pursuant to Section 5.04(c)) and is reasonably capable of being consummated on the terms proposed.

“Target Net Cash Amount” shall mean $7,900,000 if the Effective Time occurs on any date during the month of September 2009, with a $5,000 decrease for each calendar day thereafter if the Effective Time occurs on any date thereafter.

“Tax” or “Taxes” shall mean (i) all federal, state, local or foreign taxes, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes or other taxes any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (i).

“Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” shall mean, for purposes of Section 7.03(a) and Section 7.03(c), $475,000, and for purposes of Section 7.03(b), $225,000.

“Trade Secrets” shall mean confidential technology, know-how, plans, data, designs, protocols, plans, strains, molecules, works of authorship, inventions, processes, formulae, algorithms, models and methodologies, and trade secrets as defined in applicable state law.

“Trademarks” shall mean all registered and unregistered trademarks, service marks, trade names, Internet domain names, designs, logos and slogans, together with goodwill, registrations and applications relating to the foregoing.

“Trading Day” shall mean any day on which securities are traded on the Exchange.

“Volume Weighted Average Price” shall mean, for any Trading Day, the daily volume weighted average price of the Parent Common Stock for such date (or the nearest preceding date) on the Exchange as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York time) to 4:02 p.m. (New York time).

“Wyeth License Agreement” shall mean the License Agreement between Wyeth (acting through its Wyeth Pharmaceuticals division) and the Company, effective as of November 22, 2006.

“Wyeth Maintenance Fee” shall mean the $250,000 fee required under the Wyeth License Agreement for 2009.

ARTICLE II

THE MERGER; EFFECTIVE TIME

Section 2.01	Merger of Merger Sub into the Company.

Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.02	Effect of the Merger.

The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.03	Effective Time

Subject to the provisions of this Agreement, Parent, Merger Sub and the Company will cause a properly executed certificate of merger conforming to the requirements of the DGCL (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware on the Closing Date. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such later time as is agreed to in writing by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective being referred to in this Agreement as the “Effective Time”).

Section 2.04	Closing

The closing of the Transactions (the “Closing”) will take place at 10:00 a.m. (San Diego time) on the date (the “Closing Date”) that is the second Business Day after the satisfaction or waiver (if such waiver is permitted and effective under applicable Legal Requirements) of the latest to be satisfied or waived of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date), unless another time or date is agreed to in writing by the parties. The Closing shall be held at the offices of Stradling Yocca Carlson & Rauth located at 4365 Executive Drive, Suite 1500, San Diego, CA 92121, unless another place is agreed to in writing by the parties.

Section 2.05	Certificate of Incorporation and Bylaws; Officers and Directors.

Unless otherwise jointly determined by Parent and the Company before the Effective Time:

(a) Subject to Section 5.10(a), (i) the certificate of incorporation of the Company as in effect immediately before the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Legal Requirements, and (ii) the bylaws of the Company as in effect immediately before the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Legal Requirements.

(b) The manager and officers of Merger Sub immediately before the Effective Time shall be the initial director and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

Section 2.06	Conversion of Company Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any member of Merger Sub or stockholder of the Company:

(i) any Company Shares then held by the Company or any wholly-owned Company Subsidiary (or held in the Company’s treasury) shall cease to exist, and no consideration shall be paid in exchange therefor;

(ii) any Company Shares then held by Parent, Merger Sub or any other wholly-owned Parent Subsidiary shall cease to exist, and no consideration shall be paid in exchange therefor;

(iii) except as provided in clauses (i) and (ii) above, each issued and outstanding Company Share (other than Dissenting Shares) shall be converted, subject to Section 2.09, into the right to receive (A) a portion of a validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of Parent equal to the Exchange Ratio, including the associated rights under the Parent Rights Agreement (the “Parent Common Stock”); provided, that subject to Section 7.01(i) the maximum number of shares of Parent Common Stock that Parent shall be required to issue pursuant to this Section 2.06(a)(iii) shall not exceed the Maximum Amount, (B) in the event the Aplindore Program is sold by the Company before the Effective Time, an amount in cash and/or a number of shares of third-party stock, as the case may be, equal to the Aplindore Program Consideration which has been received as of the Effective Time divided by the total number of Outstanding Company Shares, (C) in the event the Real Estate is sold by the Company before the Effective Time, an amount in cash equal to the Real Estate Consideration which has been received as of the Effective Time divided by the total number of Outstanding Company Shares, (D) one Aplindore CVR (unless the Aplindore Program is sold by and all proceeds thereof are received by the Company before the Effective Time, or the Aplindore Program is terminated by the Company before the Effective Time), (E) one H3 CVR, (F) one Merck CVR, and (G) one Real Estate CVR (unless the Real Estate is sold by and all proceeds thereof are received by the Company before the Effective Time) (collectively, the “Merger Consideration”); and

(iv) each unit of limited liability company interest of Merger Sub then outstanding shall be converted into one share of the common stock of the Surviving Corporation, such that immediately after the Effective Time Parent shall, as the former holder of all the units of limited liability company interest of Merger Sub, own a number of shares of the common stock of the Surviving Corporation equal to the number (immediately before the Effective Time) of Outstanding Common Shares.

(b) The Exchange Ratio and the Maximum Amount shall be adjusted to the extent appropriate to reflect the effect of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Company Shares or Parent Common Stock occurring or having a record date on or after the date of this Agreement and before the Effective Time.

Section 2.07	Closing of the Company’s Transfer Books.

At the Effective Time: (a) all Company Shares outstanding immediately before the Effective Time shall cease to exist as provided in Section 2.06 and all holders of certificates representing Company Shares that were outstanding immediately before the Effective Time shall cease to have any rights as stockholders of the Company except the right to receive the Merger Consideration therefor; and (b) the stock transfer books of the Company shall be closed with respect to all Company Shares. No further transfer of any such Company Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any Company Shares (a “Company Stock Certificate”) is presented to the Exchange Agent, the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and, if it represents Outstanding Company Shares, shall be exchanged as provided in Section 2.08.

Section 2.08	Exchange of Certificates.

(a) Before the Effective Time: (i) Parent shall select a bank or trust company (reasonably acceptable to the Company) to act as exchange agent with respect to the payment of the Merger Consideration (the “Exchange Agent”); and (ii) Parent (or, as applicable, the Company) shall deposit with the Exchange Agent certificates representing the shares of Parent Common Stock, the Aplindore Program Consideration (to the extent already received by the Company) in the event the Aplindore Program is sold by the Company at or before the Effective Time, the Real Estate Consideration (to the extent already received by the Company) in the event the Real Estate is sold by the Company at or before the Effective Time, sufficient to enable the Exchange Agent to make payments pursuant to Section 2.06 and Section 2.09 to the holders of Outstanding Company Shares. After the Effective Time, Parent shall, if applicable, deposit with the Escrow Agent cash or securities for payment of any dividends or distributions sufficient to enable the Exchange Agent to make payments pursuant to Section 2.10. Such cash amounts deposited with the Exchange Agent shall, pending its disbursement to such holders, be invested by the Exchange Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (iii) money market funds investing solely in a combination of the foregoing. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent. Parent shall promptly replace any funds deposited with the Exchange Agent lost through any investment made pursuant to this paragraph.

(b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each Person who was, immediately before the Effective Time, a holder of record of Company Shares a form of letter of transmittal and instructions for use in effecting the surrender of Company Stock Certificates representing such Company Shares in exchange for payment therefor. Parent shall ensure that, upon surrender to the Exchange Agent of each such Company Stock Certificate, together with a properly executed letter of transmittal, the holder of such Company Stock Certificate (or, under the circumstances described in Section 2.08(f), the transferee of the Company Shares represented by such Company Stock Certificate) shall promptly receive in exchange therefor the Merger Consideration (including the CVRs and including any cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.09) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.10.

(c) On or after the sixth month anniversary of the Effective Time, Parent or the Surviving Corporation shall be entitled to cause the Exchange Agent to deliver to Parent or the Surviving Corporation any funds made available by Parent to the Exchange Agent which have not been disbursed to holders of Company Shares, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation with respect to the consideration payable and issuable upon surrender of their Company Shares.

(d) Neither the Exchange Agent, Parent nor the Surviving Corporation shall be liable to any holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law. If any Company Stock Certificates shall not have been surrendered on the day immediately before the day that such property is required to be delivered to any public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement, any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Legal Requirements, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(e) If any Company Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed in a form reasonably satisfactory to Parent (together with an indemnity in form reasonably satisfactory to Parent against any claim that may be made against the Exchange Agent or Parent or otherwise with respect to such certificate and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct to support such indemnity), Parent shall cause the Exchange Agent to pay in exchange for such lost, stolen or destroyed Company Stock Certificate the Merger Consideration (including any cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.09) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.10.

(f) In the event of a transfer of ownership of Company Shares which is not registered in the transfer records of the Company, the Merger Consideration (including any cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.09) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.10 may be paid and issued with respect to such Company Shares to a transferee of such Company Shares if the Company Stock Certificate representing such Company Shares is presented to the Exchange Agent, accompanied by all documents reasonably required by the Exchange Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

(g) The Surviving Corporation or Parent shall bear and pay all charges and expenses, including those of the Exchange Agent, incurred in connection with the exchange of the Company Shares.

(h) Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger or this Agreement to any holder of Company Shares, such amounts as Parent, the Surviving Corporation or the Exchange Agent are required to deduct and withhold under the Code with respect to the making of such payment. To the extent that amounts are so withheld and paid over to the appropriate Tax authority or other Governmental Entity by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares, in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

Section 2.09	Fractional Shares

(a) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Company Stock Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent.

(b) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the difference between (i) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 2.08 and (ii) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Shares pursuant to Section 2.06(a)(iii) (such difference being the “Excess Shares”). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Parent Common Stock, shall sell the Excess Shares at then prevailing prices on the Exchange, all in the manner provided in this Section 2.09.

(c) The sale of the Excess Shares by the Exchange Agent shall be executed on the Exchange through one or more member firms of the Exchange and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to such holders of Company Shares, the Exchange Agent will hold such proceeds in trust for such holders of Company Shares as part of the Exchange Fund. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares. In addition, Parent shall pay the Exchange Agent’s compensation and expenses in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Company Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Shares is entitled (after taking into account all shares of Parent Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Shares are entitled.

(d) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Shares subject to and in accordance with the terms of Section 2.10.

Section 2.10	Distributions with Respect to Unexchanged Shares of Parent Common Stock.

No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.09, and no payment in respect of the Merger Consideration shall be made with respect to such Company Shares represented thereby pursuant to Section 2.06(a)(iii), unless and until the holder of such Company Stock Certificate shall surrender such Company Stock Certificate. Subject to the effect of escheat, tax or other applicable Laws, following proper surrender of any such Company Stock Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.09 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, (B) the Merger Consideration pursuant to Section 2.06(a)(iii), and (C) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but before surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

Section 2.11	Company Stock Options; Company Warrants.

(a) By operation of the Company Equity Plans, all outstanding Company Options, whether or not then vested, will become fully vested and exercisable on the Closing Date. The Company Board, by operation of existing agreements, including the Non-Employee Director Agreements, or by resolution, will take all requisite actions such that immediately before the Effective Time (i) each holder of outstanding Company Options shall be entitled to exercise in full all Company Options held by such holder by paying the exercise price therefor in exchange for the Company Shares in accordance with the applicable Company Equity Plan, and (ii) all outstanding Company Options not exercised pursuant to clause (i) of this Section 2.11(a), other than any unexercised Company Options remaining outstanding under the Company’s 1993 Omnibus Incentive Plan (the “1993 Company Options”), shall be terminated and canceled without any payment or liability on the part of the Company.

(b) Between the date of this Agreement and the Effective Time, the Company shall use reasonable best efforts to enter into agreements with the holders of the outstanding Company Warrants to terminate and cancel all such Company Warrants, effective immediately before the Effective Time, without any payment or liability on the part of the Company; provided that the ability of the Company to terminate and cancel all such Company Warrants shall not limit in anyway Parent’s obligation to consummate the Merger and the Transactions.

(c) If any Company Warrant or 1993 Company Option remains outstanding after the Effective Time and the holder thereof exercises such Company Warrant or 1993 Company Option, as the case may be, before its expiration date, then Parent shall issue and pay in respect of each exercised Company Warrant or 1993 Company Option, as the case may be, in exchange for the payment of the applicable exercise price, on a per-exercised-share basis, equivalent consideration to the Merger Consideration (or the proceeds thereof) as was paid in respect of each issued and outstanding Company Share in the Merger; provided that any such payment in respect of the 1993 Company Options shall be made in compliance with Section 409A of the Code.

Section 2.12	Dissenting Shares

Notwithstanding anything in this Agreement to the contrary, any Company Share issued and outstanding immediately before the Effective Time held by a holder who is entitled to demand and properly demands appraisal of such Company Shares (the “Dissenting Shares”), pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”), shall not be converted into the right to receive the Merger Consideration, but instead shall be converted into the right to receive such consideration as may be due such holder pursuant to Section 262 of the DGCL unless such holder fails to perfect, withdraws or otherwise loses such holder’s right to such payment or appraisal. From and after the Effective Time, a holder of Dissenting Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Company or the Surviving Corporation. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses any such Appraisal Rights, each such share of such holder shall no longer be considered a Dissenting Share and shall be deemed to have converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.06(a)(iii). The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of Company Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to control all negotiations and proceedings with respect to such demands. Before the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands or agree to do or commit to do any of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that except as set forth in the letter delivered by the Company to Parent immediately before the execution of this Agreement (the “Company Disclosure Letter”) or the Company SEC Documents either filed with or furnished to the SEC before the date of this Agreement (the “Filed Company SEC Documents”) (it being understood that any matter set forth in the Company Disclosure Letter or in such Filed Company SEC Documents shall be deemed disclosed with respect to any Section of this Article III to which the matter relates, to the extent the relevance of such matter to such Section is reasonably apparent):

Section 3.01	Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

(b) Each Company Subsidiary is a corporation or other organization duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its organization. Each Company Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.01(b) of the Company Disclosure Letter sets forth a true and complete list of each Company Subsidiary and the jurisdiction of organization of each Company Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary are duly authorized, have been validly issued, are fully paid, non-assessable and free of preemptive rights, and are owned directly or indirectly by the Company free and clear of all Encumbrances, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and other applicable securities laws and rules and regulations promulgated thereunder.

(c) The Company has delivered to Parent complete and correct copies of the certificate of incorporation and bylaws (or other comparable organizational documents) of the Company and each Company Subsidiary, in each case as amended through the date of this Agreement (the “Company Charter Documents”). The Company has made available to Parent and its representatives true and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting, including in each case a summary of any resolutions adopted by the Company Board) of all meetings of the stockholders, the Company Board and each committee of the Company Board held since January 1, 2007 and equivalent documents of each Company Subsidiary.1

Section 3.02	Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 150,000,000 shares of common stock, par value $0.025 per share (each, a “Company Share” and, collectively, the “Company Shares”) and (ii) 10,000,000 shares of Preferred Stock, par value $0.025 per share (“Company Preferred Stock”). At the close of business on August 20, 2009, (i) 68,974,080 Company Shares were issued and outstanding (and no Company Shares were issued and held by the Company in its treasury), (ii) 7,451,124 Company Shares were reserved for issuance under the Company Equity Plans (of which 3,878,932 Company Shares were subject to outstanding Company Options granted under the Company Equity Plans), (iii) no Company Shares were subject to outstanding Company Options granted other than under the Company Equity Plans, (iv) 12,758,343 Company Shares were subject to outstanding Company Warrants and (v) no shares of Company Preferred Stock were issued or outstanding. All Company Shares, and Company Shares reserved for issuance upon exercise of the Company Options or the Company Warrants, have been duly authorized and are, or upon issuance in accordance with the terms of the Company Options will be, validly issued, fully paid, non-assessable and free of preemptive rights. Section 3.02(a) of the Company Disclosure Letter sets forth a correct and complete list, as of August 20, 2009, of: (i) the outstanding Company Options, the number of Company Shares underlying such Company Options and the holders, exercise prices and expiration dates thereof and (ii) the outstanding Company Warrants, the number of Company Shares underlying such Company Warrants and the holders, exercise prices and expiration dates thereof. Since January 1, 2009, the Company has not issued, or reserved for issuance, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, other than pursuant to the Company Options and Company Warrants referred to above that are outstanding as of the date of this Agreement.

(b) There are no outstanding contractual obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the issuance, sale, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or anti-dilutive right with respect to, any Company Shares or any capital stock of the Company or any Company Subsidiary, except pursuant to the Company Options and the Company Warrants. There are no bonds, debentures, notes or other indebtedness or liabilities of the Company or any Company Subsidiary having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which the stockholders of the Company or any Company Subsidiary may vote.

Section 3.03	Authority; Non-contravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the CVR Agreements and, subject to obtaining the approval of the holders of the Company Shares of the adoption of this Agreement as contemplated by Section 5.05 (the “Company Stockholder Approval”), to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the CVR Agreements, and the consummation by it of the Transactions, have been duly authorized and approved by the Company Board, and except for obtaining the Company Stockholder

[1]	The Company will provide all minutes relating to the strategic process undertaken by the Company upon signing of this Agreement.

Approval, no other corporate action on the part of the Company or any stockholder of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the CVR Agreements and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Legal Requirements of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company Board has, upon the terms and subject to the conditions set forth in this Agreement, unanimously duly adopted resolutions (i) determining that the Transactions are advisable and in the best interests of the Company and its stockholders, (ii) approving this Agreement and the Transactions, including the Merger, in accordance with the DGCL, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption, and (iv) recommending that the stockholders of the Company adopt this Agreement (the “Company Recommendation”).

(c) Neither the execution and delivery of this Agreement nor the CVR Agreements by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.04 are made, (x) violate any Legal Requirements applicable to the Company or any Company Subsidiary or (y) violate or constitute a default under any Company Contract, except, in the case of clause (ii), for such violations or defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

(d) The affirmative vote (in person or by proxy) of the holders of a majority of the issued and outstanding Company Shares in favor of the adoption of this Agreement is the only vote or approval of the holders of any class or series of capital stock of the Company which is necessary to adopt this Agreement and approve the Merger.

Section 3.04	Governmental Approvals.

Except for (i) the filing with the SEC of the Proxy Statement in definitive form, and other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of the Exchange, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution and delivery of this Agreement and the CVR Agreements by the Company and the consummation by the Company of the Transactions, other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 3.05	Company SEC Documents; Financial Statements.

(a) The Company has filed all required registration statements, prospectuses, forms, reports and proxy statements with the SEC, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), from and after January 1, 2006 (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Company included in the Company SEC Documents (the “Company Financial Statements”) have been prepared in accordance with GAAP (except, in the case of unaudited interim statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and the consolidated Company Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).

(c) Neither the Company nor any Company Subsidiary has any liabilities of any nature (whether accrued, absolute, determined, determinable, fixed or contingent) which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP, except liabilities (A) reflected or reserved against in the consolidated balance sheet included in its Quarterly Report filed on Form 10-Q for the quarterly period ended June 30, 2009 (including the notes thereto), included in the Company SEC Documents, (B) incurred pursuant to this Agreement or in connection with the Transactions, (C) incurred since June 30, 2009 in the ordinary course of business, or (D) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a cash expenditure or exposure in excess of $75,000.

(d) Since June 30, 2009, except for actions taken in connection with this Agreement and the Transactions, (i) the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course, and (ii) there has not been any Company Material Adverse Effect or any change, event, development, condition, occurrence or effect that has had or would reasonable be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) The Company and the Company Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) has designed and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, to the Knowledge of the Company, based on its most recent evaluation of such disclosure controls and procedures before the date hereof, to the Company’s auditors and the audit committee of the Company Board (and has specified in the Company Disclosure Letter) (A) any “significant deficiencies” and “material weaknesses” in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 2, as in effect on the date hereof.

Section 3.06	Legal Proceedings.

As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened Legal Proceeding against or relating to the Company or any Company Subsidiary, nor is there any injunction, order, judgment, ruling or decree imposed upon the Company or any Company Subsidiary, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to result in a judgment against the Company in excess of $75,000 or have a Company Material Adverse Effect, impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 3.07	Compliance With Legal Requirements; Governmental Authorizations; FDA Laws.

(a) The Company and the Company Subsidiaries are in compliance with all Legal Requirements applicable to the Company or any Company Subsidiary, as applicable, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries hold all Governmental Authorizations necessary for the lawful conduct of their respective businesses, and all such Governmental Authorizations are valid and in full force and effect, except where the failure to hold the same or of the same to be valid and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries are in compliance with the terms of all Governmental Authorizations, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) All facilities operated by the Company and the Company Subsidiaries in connection with the operation of their businesses that are subject to the FDA have been operated in compliance with the Federal Food Drug and Cosmetic Act (21 U.S.C. §§ 301, et seq.) and regulations and guidelines thereunder to the extent applicable, and all similar Legal Requirements applicable to the operation of the business and operations of the Company and the Company Subsidiaries (collectively, the “FDA Laws”), except for such failures to be in compliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) To the Knowledge of the Company, all clinical trials conducted by the Company have been, and are being, conducted in substantial compliance with the requirements of current good clinical practice and all applicable requirements relating to protection of human subjects contained in Title 21, Parts 50, 54, 56 and 312 of the United States Code of Federal Regulations.

(d) Other than as disclosed in Section 3.07(d) of the Company Disclosure Letter, there have been no significant adverse events with respect to the Aplindore Program.

(e) As of the date hereof, to the Knowledge of the Company, Merck has not announced publicly or disclosed to the Company any significant drug-related adverse events with respect to the VR1 program under the Merck Agreement, and has not terminated or expressed an intent to terminate the Merck Agreement.

Section 3.08	Information Supplied.

(a) The Proxy Statement, and any amendments or supplements thereto, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time of the Special Meeting, and (D) the Effective Time, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Legal Requirements.

(b) The Proxy Statement, and any amendments or supplements thereto, do not, and will not, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time of the Special Meeting, or (D) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) The representations and warranties contained in this Section 3.08 will not apply to statements or omissions included in the Proxy Statement based upon information furnished in writing to the Company by Parent or Merger Sub specifically for use therein.

Section 3.09	Tax Matters.

(a)(i) Each of the Company and the Company Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects; (ii) all Taxes shown to be due on such Tax Returns have been timely paid; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any Company Subsidiary which have not been fully paid or adequately reserved in the Company SEC Documents; and (iv) to the Knowledge of the Company, no audit or other administrative or court proceedings are pending with any Governmental Entity with respect to Taxes of the Company or any Company Subsidiary, and no written notice thereof has been received.

(b) Neither the Company nor any Company Subsidiary is a party to or bound by any material Tax allocation or sharing agreement (other than any such agreement solely between or among the Company and any of its Subsidiaries).

(c) To the Knowledge of the Company, neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under United States Treasury Regulation Section 1.1502-6 (or any similar provision of any Legal Requirement), as a transferee or successor, by Contract, or otherwise.

(d) There are no liens for Taxes upon any material property or other material assets of the Company or any Company Subsidiary, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings.

(e) All material Taxes required to be withheld, collected or deposited by or with respect to the Company and each of the Company Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant Tax authority or other Governmental Entity, and to the Knowledge of the Company no Taxes so required have not been.

(f) Neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

(g) No material deduction by the Company or any Company Subsidiary in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code.

Section 3.10	Employee Benefits and Labor Matters.

(a) Section 3.10(a) of the Company Disclosure Letter lists each “employee benefit plan” (as defined in Section 3(3) of ERISA), and any other material employee plan or agreement maintained by the Company or any Company Subsidiary and with respect to which the Company or any Company Subsidiary would reasonably be expected to have any material liability (each, a “Company Plan”). The Company has made available to Parent correct and complete copies of (i) each Company Plan (or, in the case of any such Company Plan that is unwritten, descriptions of the material terms thereof), (ii) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Company Plan (if any such report was required), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required and (iv) each material trust agreement and insurance or group annuity Contract relating to any Company Plan. Each Company Plan maintained, contributed to or required to be contributed to by the Company or any Company Subsidiary has been administered in all material respects in accordance with its terms.

The Company Subsidiaries and all the Company Plans are all in material compliance with the applicable provisions of ERISA, the Code and all other applicable Legal Requirements. All Company Plans that constitute “employee pension plans” (as defined in Section 3(3) of ERISA) and are intended to be Tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) have received an opinion or determination letter from the IRS and are expressly identified as such in Section 3.10(a) of the Company Disclosure Letter. The Company has made available to Parent a correct and complete copy of the most recent opinion or determination letter received with respect to each Company Pension Plan maintained, contributed to or required to be contributed to by the Company or any Company Subsidiary, as well as a correct and complete copy of each pending application for an opinion or a determination letter, if any. Neither the Company nor any Company Subsidiary has contributed or has been obligated to contribute to an “employee benefit plan” subject to Title IV of ERISA, a “multiemployer plan,” as defined in Section 3(37) of ERISA, or an “employee benefit plan” subject to Sections 4063 or 4064 of ERISA.

(b) Neither the Company, nor any Company Subsidiary has any material liability for life, health, medical or other welfare benefits for former employees or beneficiaries or dependents thereof under Company Plans, other than Company Pension Plans and other than as required by Section 4980B of the Code, Part 6 of Title I of ERISA or other applicable Legal Requirement.

(c) There are no pending or, to the Company’s Knowledge, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Company Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, the Company, any Company Subsidiary or any employee or administrator thereof in connection with the existence, operation or administration of a Company Plan, other than routine claims for benefits.

(d) Neither the Company nor any Company Subsidiary is a party to a collective bargaining agreement and no labor union has been certified to represent any employee of the Company or any Company Subsidiary or, to the Knowledge of the Company, has applied to represent or is attempting to organize so as to represent such employees.

(e) Section 3.10(e) of the Company Disclosure Letter lists each material (i) stay or severance or bonus or employment agreement with directors, officers or employees of or consultants to the Company or any Company Subsidiary; or (ii) stay or severance or bonus program or policy of the Company or any Company Subsidiary with or relating to its employees.

Section 3.11	Contracts.

(a) Except for Contracts filed as exhibits to the Filed Company SEC Documents, Section 3.11(a) of the Company Disclosure Letter sets forth a correct and complete list, and the Company has made available to Parent correct and complete copies, of all Contracts (including all material amendments, modifications, extensions or renewals with respect thereto, but excluding all names, terms and conditions that have been redacted in compliance with the terms of each such Contract or with applicable Legal Requirements governing the sharing of information) to which the Company or any Company Subsidiary is a party as of the date of this Agreement (collectively, the “Company Contracts”):

(i) required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b) of Regulation S-K promulgated by the SEC;

(ii) that contain a covenant restricting the ability of the Company or any Company Subsidiary to compete in any business or with any Person or in any geographic area;

(iii) with any Affiliate of the Company;

(iv) which primarily relates to (A) the granting to the Company or any Company Subsidiary of any IP License in or to any Company Intellectual Property owned by a third party, with annual license fees of more than $50,000, or (B) the granting by the Company or any Company Subsidiary to a third party of any IP

License in or to any Company Intellectual Property, with annual license fees of more than $25,000, excluding “click-wrap” or “shrink-wrap” agreements, agreements contained in or pertaining to “off-the-shelf” Software, or the terms of use or service for any web site;

(v) relating to any material joint venture, partnership or other similar arrangement involving co-investment, collaboration or partnering with a third party;

(vi) with a Governmental Entity (other than ordinary course Contracts with Governmental Entities as a customer);

(vii) pursuant to which any Indebtedness of the Company or any Company Subsidiary is outstanding or may be incurred or pursuant to which the Company or any Company Subsidiary has guaranteed any Indebtedness of any other Person (other than the Company or any Company Subsidiary and excluding Company trade payables arising in the ordinary course of business);

(viii) pursuant to which the Company, any Company Subsidiary or any other party thereto has continuing obligations, rights or interests relating to the research, development, clinical trial, distribution, supply, manufacture, marketing or co-promotion of, or collaboration with respect to, any product or product candidate for which the Company or any Company Subsidiary is currently engaged in research or development, including manufacture or supply services or Contracts with contract research organizations for clinical trials-related services; and

(ix) which are to any extent executory and relate to (A) the disposition or acquisition of any material assets or properties, other than dispositions or acquisitions in the ordinary course of business, or (B) any merger or other business combination transaction.

(b) Each Company Contract is valid and binding on the Company and each Company Subsidiary which is party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and the Company and each Company Subsidiary has performed all obligations required to be performed by it before the date hereof under each Company Contract and, to the Knowledge of the Company, each other party to each Company Contract has performed all obligations required to be performed by it before the date hereof under such Company Contract, except for such failures to be in compliance as would not, individually or in the aggregate, reasonably be expected to result in a material breach thereof.

(c) The Company has not received or enjoyed any benefit, inducement or incentive from any Governmental Entity which will, as a result of this Agreement or the Transactions or the sale of the Real Estate or the cessation of the Company’s business operations in the geographic area where they are currently conducted or the termination of all or substantially all Company employees, result in any clawback, recapture, recoupment, repayment obligation, penalty, Tax or other such liability.

(d) The redacted provisions of the copy of the Merck Agreement which has been provided to Parent for review in such redacted form do not include any term which would result in a material reduction of the benefits provided by the Merck Agreement to the Company or Parent from the terms in the unredacted provisions of the Merck Agreement and described in the Summary of Merck Financial Related Information furnished to Parent on the date hereof.

Section 3.12	Environmental Matters.

(a) To the Knowledge of the Company, the Company and each Company Subsidiary is in compliance with (i) all applicable Legal Requirements concerning pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on the date hereof (“Environmental Laws”), and (ii) any Governmental Authorizations required under applicable Environmental Laws for the current operations of the Company and each Company Subsidiary.

(b) Neither the Company nor any Company Subsidiary has received any written notice or report in the past three (3) years regarding any actual or alleged violation of any applicable Environmental Law or any liabilities arising under applicable Environmental Laws. The Company has delivered, or made available to Parent, copies of all environmental assessments, reports, audits, studies, analyses or tests possessed by, or reasonably available to, the Company and Company Subsidiaries pertaining to compliance with, or liability under, any Environmental Laws, in each case relating to the Real Estate or other assets and properties of the Company and the Company Subsidiaries.

(c) The Company has delivered to Parent complete and accurate copies of all environmental reports or assessments referenced on Section 3.12(c) of the Company Disclosure Letter and, since the date of such reports or assessments, to the Knowledge of the Company, no facts or conditions have arisen or been discovered which would reasonably be expected to materially alter or modify such reports or assessments if they were to be updated.

Section 3.13	Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth as of the date hereof a true, complete and correct list of all U.S. and foreign (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) internet domain registrations; and (v) Software, in each case owned or purported to be owned or licensed by the Company or any Company Subsidiary and used or held for use in the conduct of the business of the Company or any Company Subsidiary as of the date of this Agreement. The Company or a Company Subsidiary is the sole and exclusive assignee of all of the Company Intellectual Property set forth in Section 3.13(a) of the Company Disclosure Letter, except for in-licensed Intellectual Property set forth on such Section 3.13(a) of the Company Disclosure Letter, all of which is licensed by the Company pursuant to valid and subsisting licenses under agreements of which, to the Knowledge of the Company, neither party is in breach and which neither party has terminated nor expressed an intent to do so. The name of each licensor and the date of the license agreement are set forth next to the respective item of in-licensed Intellectual Property on such Section 3.13(a) of the Company Disclosure Letter.

(b) To the Knowledge of the Company, the Company or the Company Subsidiaries own or possess appropriate licenses or other legal rights to use, sell or license all Company Intellectual Property.

(c) All Trademark registrations, Patents issued and Copyright registrations owned by the Company or any Company Subsidiary and included in the Company Intellectual Property are subsisting, in full force and effect and have not lapsed, expired or been abandoned, and, to the Knowledge of the Company, are not the subject of any opposition filed with the United States Patent and Trademark Office or any other Intellectual Property registry, or the subject of any proceeding challenging their validity or enforceability.

(d) To the Knowledge of the Company, the conduct of the businesses of the Company and the Company Subsidiaries does not and has not been alleged to infringe, misappropriate, or otherwise violate (and is not, as a practical matter, blocked by) any Intellectual Property rights of any third party; and no settlement agreements, consents, orders, forbearances to sue or similar obligations to which the Company or any Company Subsidiary is a party limit or restrict any rights of the Company or any Company Subsidiary in and to any Company Intellectual Property that is owned by the Company or any Company Subsidiary.

Section 3.14	Insurance.

The Company’s policies or Contracts of insurance are in full force and effect and together constitute an insurance program that is customary for NASDAQ-listed pre-revenue biotechnology companies. There is no material claim pending under any policies or Contracts of insurance maintained by the Company or any Company Subsidiary as to which coverage has been questioned, denied or disputed by the underwriters of such policies or Contracts. All premiums due and payable to date under all such policies and Contracts have been paid and the Company and the Company Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and Contracts.

Section 3.15	Certain Business Relationships with Affiliates.

Except as disclosed in the Filed Company SEC Documents, from and after January 1, 2009 and before the date hereof, no event has occurred, and there has been no transaction, or series of similar transactions, agreements, arrangements or understandings to which the Company or any Company Subsidiary is a party, that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.16	Opinion of Financial Advisor.

The Company Board has received the opinion of MTS Securities LLC to the effect that, as of the date of this Agreement, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration is fair to holders of Company Shares from a financial point of view.

Section 3.17	Brokers and Other Advisors.

Except for MTS Securities LLC, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s, agent’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 3.18	Section 203 of the DGCL Not Applicable; State Takeover Statutes.

Assuming the accuracy of Parent’s representation and warranty contained in Section 4.12, the Company has taken all necessary actions so that the provisions of Section 203 of the DGCL will not apply to this Agreement or the Merger. To the Knowledge of the Company, no other state takeover statute is applicable to the Merger. The Company does not have any “poison pill” or similar antitakeover device.

Section 3.19	No Reliance.

Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that (a) neither Parent or Merger Sub nor any Person on behalf of Parent or Merger Sub is making any representations or warranties whatsoever, express or implied, beyond those expressly made by Parent or Merger Sub in Article IV or in the certificate to be delivered pursuant to Section 6.03(a), and (b) the Company has not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Article IV or in the certificate to be delivered pursuant to Section 6.03(a). Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or information as to prospects with respect to Parent and its Subsidiaries that may have been made available to the Company or any of its Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that except as set forth in the letter delivered by Parent to the Company immediately before the execution of this Agreement (the “Parent Disclosure Letter”) or the Parent SEC Documents filed with or furnished to the SEC before the date of this Agreement (the “Filed Parent SEC Documents”) (it being understood that any matter set forth in the Parent Disclosure Letter or in such Filed Parent SEC Documents shall be deemed disclosed with respect to any Section of this Article IV to which the matter relates, to the extent the relevance of such matter to such Section is reasonably apparent):

Section 4.01	Organization and Standing.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware and Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate or limited liability company, as the case may be, power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

(b) Parent has delivered to the Company complete and correct copies of the certificate of incorporation and bylaws of Parent, in each case as amended through the date of this Agreement (the “Parent Charter Documents”).

Section 4.02	Capitalization.

(a) The authorized capital stock of Parent consists of: (i) 200,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of convertible preferred stock. At the close of business on June 30, 2009, (i) 112,996,225 shares of Parent Common Stock were issued and outstanding (and 6,607,905 shares of Parent Common Stock were issued and held by Parent in its treasury), (ii) 12,923,596 shares of Parent Common Stock were reserved for issuance under the Parent Equity Plans (of which 4,680,274 shares of Parent Common Stock were subject to outstanding Parent Options granted under the Parent Equity Plans), and (iii) no shares of convertible preferred stock were issued or outstanding. All shares of Parent Common Stock, and shares of Parent Common Stock reserved for issuance upon exercise of the Parent Options, have been duly authorized and are, or upon issuance in accordance with the terms of the Parent Options will be, validly issued, fully paid, non-assessable and free of preemptive rights. Since June 30, 2009, Parent has not issued, or reserved for issuance, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, other than pursuant to the Parent Options referred to above that are outstanding as of the date of this Agreement.

(b) There are no outstanding contractual obligations of Parent or any Parent Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the issuance, sale, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or anti-dilutive right with respect to, any shares of Parent Common Stock or any capital stock of Parent, except pursuant to the Parent Options. There are no bonds, debentures, notes or other indebtedness of Parent or any Parent Subsidiary having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of Parent may vote.

(c) The shares of Parent Common Stock to be issued in connection with the Merger, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights.

Section 4.03	Authority; Non-contravention.

(a) Each of Parent and Merger Sub has all necessary corporate or limited liability company, as the case may be, power and authority to (as applicable) execute and deliver this Agreement and the CVR Agreements, to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of (as applicable) this Agreement and the CVR Agreements, and the consummation by Parent and Merger Sub of the Transactions (including the issuance of shares of Parent Common Stock in accordance with the Merger), have been duly authorized and approved by their respective board of directors and Manager and adopted by Parent as the sole limited liability company interest holder of Merger Sub, and no other corporate or limited liability company action on the part of Parent and Merger Sub or any stockholders of Parent is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of (as applicable) this Agreement and the CVR Agreements and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the execution and delivery of the CVR Agreements by Parent, nor the consummation by Parent or Merger Sub of the Transactions (including the issuance of shares of Parent Common Stock in accordance with the Merger), nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws or operating agreement of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.04 are obtained and the filings referred to in Section 4.04 are made, (x) violate any Legal Requirement of any Governmental Entity applicable to Parent or any of its Subsidiaries, or (y) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, except, in the case of clause (ii), for such violations or defaults as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, impair in any material respect the ability of Parent or Merger Sub to perform their obligations hereunder or prevent or materially delay consummation of the Transactions (including the issuance of shares of Parent Common Stock in accordance with the Merger).

(c) No vote of the holders of any class or series of Parent’s capital stock or other securities is necessary for the consummation by Parent of the Transactions (including the issuance of shares of Parent Common Stock in accordance with the Merger).

Section 4.04	Governmental Approvals.

Except for (i) the filing with the SEC of the Registration Statement and other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of the Exchange, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub, the execution, delivery and performance of the CVR Agreements by Parent or the consummation by Parent and Merger Sub of the Transactions (including the issuance of shares of Parent Common Stock in accordance with the Merger), other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, impair in any material respect the ability of Parent or Merger Sub to perform their obligations hereunder or prevent or materially delay consummation of the Transactions (including the issuance of shares of Parent Common Stock in accordance with the Merger).

Section 4.05	Parent SEC Documents; Financial Statements.

(a) Parent has filed all required registration statements, prospectuses, forms, reports and proxy statements with the SEC, together with all certifications required pursuant to the Sarbanes-Oxley Act, from and after January 1, 2006 (collectively, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of Parent included in the Parent SEC Documents (the “Parent Financial Statements”) have been prepared in accordance with GAAP (except, in the case of unaudited interim statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and the consolidated Parent Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).

(c) Neither Parent nor any Parent Subsidiary has any liabilities of any nature (whether accrued, absolute, determined, determinable, fixed or contingent) which would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP, except liabilities (i) reflected or reserved against in its consolidated balance sheet included in its Quarterly Report filed on Form 10-Q for the quarterly period ended March 31, 2009 (including the notes thereto), included in the Parent SEC Documents, (ii) incurred pursuant to this Agreement or in connection with the Transactions, (iii) incurred since March 31, 2009 in the ordinary course of business, or (iv) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Since March 31, 2009, except for actions taken in connection with this Agreement and the Transactions, (i) Parent and the Parent Subsidiaries have conducted their businesses in the ordinary course, and (ii) there has not been any Parent Material Adverse Effect or any change, event, development, condition, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Parent and the Parent Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent (i) has designed and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure, and (ii) to the Knowledge of Parent, has disclosed, based on its most recent evaluation of such disclosure controls and procedures before the date hereof, to Parent’s auditors and the audit committee of the Board of Directors of Parent (A) any “significant deficiencies” and “material weaknesses” in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

Section 4.06	Legal Proceedings.

As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened Legal Proceeding against or relating to Parent or any Parent Subsidiary, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any Parent Subsidiary, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, impair in any material respect the ability of Parent or Merger Sub to perform their obligations hereunder or prevent or materially delay consummation of the Transactions (including the issuance of shares of Parent Common Stock in accordance with the Merger).

Section 4.07	Compliance With Legal Requirements.

Parent and the Parent Subsidiaries are in compliance with all Legal Requirements applicable to Parent or any Parent Subsidiary, as applicable, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent and the Parent Subsidiaries hold all Governmental Authorizations necessary for the lawful conduct of their respective businesses, and all such Governmental Authorizations are valid and in full force and effect, except where the failure to hold the same or of the same to be valid and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent and the Parent Subsidiaries are in compliance with the terms of all Governmental Authorizations, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.08	Information Supplied.

(a) The Registration Statement, together with any amendments or supplements thereto, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time of the Special Meeting, and (D) the Effective Time, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Laws.

(b) The Registration Statement, and any amendments or supplements thereto, do not, and will not, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time of the Special Meeting, or (D) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) The representations and warranties contained in this Section 4.08 will not apply to statements or omissions included in the Registration Statement based upon information furnished in writing to Parent or Merger Sub by the Company specifically for use therein.

Section 4.09	Tax Matters.

(a) Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect: (i) each of Parent and the Parent Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects; (ii) all Taxes shown to be due on such Tax Returns have been timely paid; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Parent or any Parent Subsidiary which have not been fully paid or adequately reserved in the Parent SEC Documents; and (iv) to the Knowledge of Parent, no audit or other administrative or court proceedings are pending with any Governmental Entity with respect to Taxes of Parent or any Parent Subsidiary (except for pending audits of Parent’s 2006 and 2007 federal income tax returns), and no written notice thereof has been received.

(b) Neither Parent nor any Parent Subsidiary is a party to or bound by any material Tax allocation or sharing agreement (other than any such agreement solely between or among Parent and any of the Parent Subsidiaries).

(c) To the Knowledge of Parent, neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (ii) has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under United States Treasury Regulation Section 1.1502-6 (or any similar provision of any Legal Requirement), as a transferee or successor, by Contract, or otherwise.

(d) There are no liens for Taxes upon any material property or other material assets of Parent or any Parent Subsidiary, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings.

(e) All material Taxes required to be withheld, collected or deposited by or with respect to Parent and each of Parent Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant Tax authority or other Governmental Entity, except for such failure to do any of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.10	Ownership and Operations of Merger Sub.

Parent owns beneficially and of record all of the outstanding limited liability company interests of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.11	Brokers and Other Advisors.

No broker, investment banker, financial advisor, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s, agent’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

Section 4.12	Ownership of Company Shares.

Neither Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any Company Shares as of the date hereof.

Section 4.13	No Other Representations or Warranties.

Except for the representations and warranties made by Parent in this Article IV or in the certificate to be delivered pursuant to Section 6.03(a), neither Parent nor any other Person makes any representation or warranty with respect to Parent or the Parent Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

Section 4.14	No Reliance.

Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that (a) neither the Company nor any Person on behalf of the Company is making any representations or warranties whatsoever, express or implied, beyond those expressly made by the Company in Article III or in the certificate to be delivered pursuant to Section 6.02(a), and (b) none of Parent or Merger Sub has been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Article III or in the certificate to be delivered pursuant to Section 6.02(a). Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or information as to prospects with respect to the Company and the Company Subsidiaries that may have been made available to Parent, Merger Sub or any of their respective Representatives.

ARTICLE V

COVENANTS

Section 5.01	Interim Operations of the Company.

(a) The Company agrees that, during the period from the date of this Agreement through the earlier of the Effective Time or the date of termination of this Agreement, except: (i) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned); (ii) as set forth in Section 5.01(a) of the Company Disclosure Letter; or (iii) as expressly required by this Agreement, the Company shall and shall cause each Company Subsidiary to (A) use its reasonable best efforts to (1) conduct their businesses in the ordinary course of business, (2) preserve intact their present business organizations, (3) maintain satisfactory relations with and keep available the services of their current officers and other key employees and (4) preserve existing relationships with material customers, lenders, suppliers, distributors and others having material business relationships with the Company or any Company Subsidiary and (B) not:

(1) amend its certificate of incorporation or bylaws or equivalent organizational documents;

(2) split, combine, subdivide or reclassify any shares of its capital stock;

(3) declare, set aside or pay any dividend (whether payable in cash, stock or property) with respect to any shares of its capital stock (except with respect to shares of the capital stock of a Company Subsidiary that is directly or indirectly wholly owned by the Company);

(4) issue, sell, pledge, transfer, deliver, dispose of or encumber any shares of, or securities convertible or exchangeable for, or options or rights to acquire, any shares of its capital stock, voting securities, phantom stock, phantom stock rights, stock based performance units or other securities that derive their value by reference to such capital stock or voting securities, other than: (i) the issuance of Company Shares upon the exercise of Company Options and (ii) the grant of Company Options under the Company’s 2000 Non-Employee Directors Stock Option Program in the ordinary course of business consistent with past practice;

(5) transfer, lease or license to any third party, or subject to an Encumbrance (except for Permitted Encumbrances), any assets of the Company or any Company Subsidiary other than: (i) sales in the ordinary course of business; (ii) dispositions of obsolete assets; or (iii) the sale or disposition of the Aplindore Program or the Real Estate in accordance with Section 5.14;

(6) repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire any shares of its capital stock other than pursuant to the forfeiture provisions applicable to the Company Options or pursuant to the exercise or tax withholding provisions applicable to the Company Options;

(7) acquire (whether pursuant to merger, stock or asset purchase or otherwise) or lease (i) any asset or assets, except for (A) purchases of raw materials, equipment and supplies in the ordinary course of business or (B) capital expenditures (which are subject to Section 5.01(a)(15)), or (ii) except pursuant to the sale of the Aplindore Program in accordance with Section 5.14, any equity interests in any Person or any business or division of any Person (except for marketable securities acquired by the Company from time to time in connection with its normal cash management activities);

(8) incur, issue, repurchase, modify or assume any Indebtedness or guarantee any such Indebtedness;

(9) make any loans, advances or capital contributions to, or investments in, any other Person other than (i) loans, advances or capital contributions to, or investments in, a Company Subsidiary that is directly or indirectly wholly owned by the Company in the ordinary course of business, (ii) advances to employees in respect of travel and other expenses in the ordinary course of business, and (iii) investments made by the Company in marketable securities in connection with its normal cash management activities;

(10)(i) increase benefits under any Company Plan, (ii) increase or otherwise change the method for funding or insuring benefits under any Company Plan, except as required by applicable Legal Requirements, (iii) (A) establish, adopt, enter into, amend or terminate any Company Plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA or other any other arrangement that would be an employee benefit plan under ERISA if it were in existence as of the date of this Agreement, except as required by applicable Legal Requirements, or (B) establish, adopt, enter into, amend or terminate any collective bargaining agreement, Company Plan that is not an employee benefit plan under ERISA or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan that is not an employee benefit plan under ERISA if it were in existence as of the date of this Agreement, except in the ordinary course of business or as required by applicable Legal Requirements (including, without limitation, Section 409A of the Code), (iv) grant any increase in the rates of salaries, compensation or fringe or other benefits payable to any Executive (other than as required by applicable Legal Requirements or pursuant to non-discretionary provisions of Contracts in effect as of the date hereof), (v) grant any increase in the rates of salaries, compensation or fringe or other benefits payable to any employee, except increases that are required by Legal Requirements or pursuant to non-discretionary provisions of Contracts in effect as of the date hereof, (vi) grant or pay any bonus of any kind or amount whatsoever to any current or former director or officer or any employee of the Company or any Company Subsidiary (other than pursuant to the non-discretionary provisions of Contracts in effect as of the date of this Agreement) or (vii) grant or pay any stay or severance or termination pay or increase in any manner the stay or severance or termination pay of any current or former director, officer, employee or consultant of the Company or any Company Subsidiary other than as required by applicable Legal Requirements or pursuant to non-discretionary provisions of Contracts in effect as of the date hereof;

(11) settle or compromise any Legal Proceeding (whether or not commenced before the date of this Agreement), other than settlements or compromises of Legal Proceedings where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed the Company’s reserves on its books therefor by more than $10,000, or for any Legal Proceeding for which the Company has not yet reserved, in an amount therefor that does not exceed $20,000;

(12) enter into any new, or amend or prematurely terminate any current, Company Contract or waive, release or assign any rights or claims under any Company Contract (except (i) in the ordinary course of business or (ii) where the failure to amend or terminate a Company Contract would, in the reasonable judgment of the Company Board, have a Company Material Adverse Effect or (iii) the termination of any contract relating to the development of Aplindore);

(13) change any of its methods of accounting or accounting practices in any material respect, other than changes required by GAAP or Legal Requirements;

(14) make any material Tax election (except for elections made in the ordinary course of business);

(15) make any capital expenditure that is not contemplated by the capital expenditure budget set forth in Section 5.01(a)(15) of the Company Disclosure Letter (a “Non-Budgeted Capital Expenditure”), except that the Company or any Company Subsidiary: (A) may make any Non-Budgeted Capital Expenditure that does not individually exceed $5,000 in amount; and (B) may make any Non-Budgeted Capital Expenditure that, when added to all other Non-Budgeted Capital Expenditures made by the Company and the Company Subsidiaries since the date of this Agreement, would not exceed $25,000 in the aggregate;

(16) adopt a plan of complete or partial liquidation or dissolution;

(17) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied on or before the Outside Date; or

(18) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

(b) Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations before the Effective Time, and (ii) before the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.02	Interim Operations of Parent.

(a) Parent agrees that, during the period from the date of this Agreement through the earlier of the Effective Time or the date of termination of this Agreement, except: (i) to the extent the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned); (ii) as set forth in Section 5.02 of the Parent Disclosure Letter; or (iii) as expressly required by this Agreement, Parent shall and shall cause each Parent Subsidiary to (A) use its reasonable best efforts to (1) conduct their businesses in the ordinary course of business or otherwise to an anticipated advantage, (2) preserve intact their present business organizations, and (3) preserve existing relationships with material customers, lenders, suppliers, distributors and others having material business relationships with Parent or any Parent Subsidiary and (B) not:

(1) amend its certificate of incorporation or bylaws or equivalent organizational documents;

(2) split, combine, subdivide or reclassify any shares of its capital stock;

(3) declare, set aside or pay any dividend (whether payable in cash, stock or property) with respect to any shares of its capital stock (except with respect to shares of the capital stock of a Parent Subsidiary that is directly or indirectly wholly owned by Parent);

(4) change any of its methods of accounting or accounting practices in any material respect, other than changes required by GAAP or Legal Requirements;

(5) adopt a plan of complete or partial liquidation or dissolution;

(6) make any material Tax election (except for elections made in the ordinary course of business);

(7) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied on or before the Outside Date; or

(8) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.03	No Solicitation.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 7.01 and the Effective Time, the Company shall not, shall cause all of the Company Subsidiaries not to and shall use its reasonable best efforts to cause the Company’s and such Company Subsidiaries’ directors, officers, employees, investment bankers, attorneys and other agents or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly induce the making, submission or announcement of an Acquisition Proposal; (ii) furnish to any Person any non-public information relating to the Company in response to or in connection with an Acquisition Proposal (for avoidance of doubt, it being understood that the foregoing shall not prohibit the Company, any Company Subsidiary or any of their respective Representatives from furnishing, in the ordinary course of business, any non-public information to (A) any actual or potential customer, supplier, distributor, licensor, licensee, partner or other Person to the extent necessary to facilitate any business dealings between the Company and such actual or potential customer, supplier, distributor, licensor, licensee, partner or other Person that are unrelated to any Acquisition Proposal, or (B) a Governmental Entity); (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (for avoidance of doubt, it being understood that the foregoing shall not prohibit the Company, any Company Subsidiary or any of its Representatives from making such Person aware of the restrictions of this Section 5.03 in response to the receipt of an Acquisition Proposal, nor shall it prohibit the Company from engaging in discussions with its Representatives to the extent reasonably necessary to assist the Company in determining how to properly respond to such Acquisition Proposal); or (iv) approve, endorse or recommend to the stockholders of the Company any Acquisition Proposal; provided, however, that notwithstanding anything to the contrary contained in this Agreement, at any time before obtaining the Company Stockholder Approval, the Company may, directly or indirectly through its Representatives, (A) engage or participate in discussions or negotiations with any Person (and may engage or participate in discussions or negotiations with such Person’s

Representatives and potential financing sources) that has made an Acquisition Proposal that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes or is reasonably likely to lead to a Superior Proposal, and (B) furnish to any such Person described in clause (A) above (including to such Person’s Representatives and potential financing sources) any non-public information relating to the Company and the Company Subsidiaries pursuant to a confidentiality agreement (whether executed before or after the date of this Agreement), the terms of which are no less favorable in any material respect to the Company than those contained in the letter agreement, dated February 4, 2009, between Parent and the Company (the “Confidentiality Agreement”) (provided that, for the avoidance of doubt, such confidentiality agreement is not required to contain standstill provisions); and provided further, that in the case of any action taken pursuant to clause (A) or clause (B) above, the Company Board shall first have determined in good faith (after consultation with its outside legal counsel) that the failure to take such action is inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Legal Requirements; and contemporaneously with furnishing any nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such information has not been previously furnished by the Company to Parent).

(b) Upon the execution and delivery of this Agreement, the Company shall immediately cease and cause to be terminated any active discussions with any Person that relate to any Acquisition Proposal.

(c) Unless the Company Board shall first have determined in good faith (after consultation with its outside legal counsel) that the failure to take the following actions is inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Legal Requirements, the Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, standstill or similar agreement to which the Company is a party or under which the Company has any rights; provided, however, that the expiration or termination of such agreement or provision of such agreement by its own terms shall not be considered to be a violation of the foregoing by the Company.

Section 5.04	Company Board Recommendation.

(a) Subject to Section 5.04(c), the Company Board shall (i) make the Company Recommendation and (ii) include the Company Recommendation in the Proxy Statement.

(b) Subject to Section 5.04(c), neither the Company Board nor any committee thereof shall (i) withdraw, qualify, modify, change or amend in any manner adverse to Parent or Merger Sub, the Company Recommendation, (ii) approve or recommend any Acquisition Proposal, (iii) except in connection with a termination of this Agreement pursuant to Section 7.01(f), permit the Company or any Company Subsidiary to enter into any Contract (other than a confidentiality agreement as contemplated by Section 5.03(a)) with respect to any Acquisition Proposal, or (iv) except in connection with a termination of this Agreement pursuant to Section 7.01(f), resolve or propose to take any action described in clauses (i) through (iii) (each of the foregoing actions described in clauses (i) through (iii) being referred to as a “Company Change in Recommendation”)

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company Board may effect a Company Change in Recommendation at any time before receipt of the Company Stockholder Approval, if either:

(i)(A) the Company Board has received an Acquisition Proposal (that has not been withdrawn) that constitutes a Superior Proposal, (B) the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor and after considering in good faith any counter-offer or proposal made by Parent during the five (5) day period contemplated by clause (D) below) that the failure to effect a Company Change in Recommendation in light of such Superior Proposal is inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Legal Requirements, (C) at least five (5) days before such Company Change in Recommendation, the Company shall have provided to Parent a written notice (a “Notice of Recommendation Change”) of its intention to make such Company Change in

Recommendation (which notice shall not be deemed to be, in and of itself, a Company Change in Recommendation), specifying the material terms and conditions of such Superior Proposal, including a copy of such Superior Proposal and identifying the Person making such Superior Proposal, (D) during the five (5) day period following Parent’s receipt of a Notice of Recommendation Change, the Company shall have given Parent the opportunity to meet with the Company and its Representatives, and at Parent’s request, shall have negotiated in good faith regarding the terms of possible revisions to the terms of this Agreement, and (E) Parent shall not, within five (5) days following Parent’s receipt of a Notice of Recommendation Change, have made an offer that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor) to be at least as favorable to the stockholders of the Company as such Superior Proposal; or

(ii) other than in connection with a Superior Proposal (it being understood and hereby agreed that the Company Board shall not effect a Company Change in Recommendation in connection with a Superior Proposal other than pursuant to the immediately preceding clause (i) of this Section 5.04(c)), (A) the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to effect a Company Change in Recommendation is inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Legal Requirements, (B) at least five (5) days prior to such Company Change in Recommendation, the Company shall have provided to Parent a Notice of Recommendation Change of its intention to make such Company Change in Recommendation (which notice shall not be deemed to be, in and of itself a Company Change in Recommendation), specifying in reasonable detail the circumstances for such proposed Company Change in Recommendation, and (C) during the five (5) day period following Parent’s receipt of a Notice of Recommendation Change, the Company shall have given Parent the opportunity to meet with the Company and its Representatives, and at Parent’s request, shall have negotiated in good faith regarding the terms of possible revisions to the terms of this Agreement.

(d) Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosures to any stockholder of the Company that the Company Board determines in good faith (after consultation with its outside legal counsel) that the Company Board is required to make in order to comply with its fiduciary obligations to the stockholders of the Company under applicable Legal Requirements or with any other applicable Legal Requirements. In addition, it is understood and agreed that, for purposes of this Section 5.04, a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto and contains a “stop-look-and-listen communication” shall not be deemed a Company Change in Recommendation.

(e) Notwithstanding anything to the contrary contained in this Agreement, (i) the obligation of the Company to call, give notice of, convene and hold the Special Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal or by any Company Change in Recommendation, and (ii) the Company shall not submit to the vote of its stockholders any Acquisition Proposal, unless and until this Agreement is terminated in accordance with its terms.

(f) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provisions of any other Legal Requirement) or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement pursuant to Section 7.01(f).

Section 5.05	Registration Statement; Proxy Statement; Special Meeting.

(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC a proxy statement relating to the Special Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”), and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company will use all reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement, and to cause the Registration Statement to become effective as promptly as practicable. Before the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders. The Proxy Statement shall (subject to Section 5.04(c)) include the Company Recommendation.

(b) Subject to Section 5.04(c), no amendment or supplement (other than pursuant to Rule 425 of the Securities Act with respect to releases made in compliance with Section 5.08) to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (which approval shall not be unreasonably withheld, delayed or conditioned). Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(c) If at any time before the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder, and other applicable Legal Requirements (provided, that Parent shall not be responsible hereunder for the substance of statements or omissions included in the Registration Statement or Proxy Statement based upon information furnished in writing to Parent by the Company specifically for use therein).

(d) If at any time before the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder, and other applicable Legal Requirements (provided, that the Company shall not be responsible hereunder for the substance of statements or omissions included in the Proxy Statement based upon information furnished in writing to the Company by Parent or Merger Sub specifically for use therein).

(e) The Company, acting through the Company Board, shall (i) duly set a record date for, call and establish a date for, and give notice of, the Special Meeting (with the record date and meeting date each set for a date as soon as reasonably practicable and in consultation with Parent), and (ii) convene and hold the Special Meeting as soon as reasonably practicable after the date on which the Registration Statement becomes effective. The Special Meeting shall be scheduled to be held approximately thirty (30) days after the mailing of the Proxy Statement. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Special Meeting (x) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to all stockholders of the Company in advance of the vote to be taken at the Special Meeting, or (y) if as of any time the Special Meeting is scheduled (as set forth in the Proxy Statement) there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business for which the Special Meeting was called.

Section 5.06	Filings; Other Action.

(a) Each of the Company, Parent and Merger Sub shall: (i) promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the Exchange Act and other applicable Legal Requirements with respect to the Transactions; and (ii) use its reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub shall promptly provide all information requested by any Governmental Entity in connection with the Transactions.

(b) Without limiting the generality of anything contained in Section 5.06(a) or Section 5.06(c), each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding; and (iii) promptly inform the other parties of any communication to or from any Governmental Entity regarding the Transactions. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Governmental Entity or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding.

(c) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.06, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Entity or other Person with respect to the Transactions. Without limiting any other provision hereof, Parent and the Company shall each use its reasonable best efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the Transactions on or before the Outside Date, including by defending through litigation on the merits any claim asserted in any court by any Person, and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity with respect to the Transactions so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event no later than the Outside Date); except that Parent need do no such thing that would prevent it from achieving in substantial measure all of the benefits it intended to achieve via the Transactions.

Section 5.07	Access.

Upon reasonable advance written notice, each party hereto shall, and shall cause its Subsidiaries to, afford the other party and its Representatives reasonable access, during normal business hours throughout the period before the Effective Time, to its books and records and, during such period, shall, and shall cause its Subsidiaries to, furnish promptly to the other party all readily available information concerning its business as such other party may reasonably request (and the Company shall also, upon such request, provide such access to its facilities, personnel and to the extent practicable, contract parties); provided, however, that no party or any of its Subsidiaries shall be required to permit any inspection or other access, or to disclose any information, that in its reasonable judgment would: (a) constitute, or result in any, disclosure (whether or not to a third party) of any of its Trade Secrets in such a way as would destroy their trade-secret status; (b) result in the disclosure of any Trade Secrets of third parties; (c) violate any of its obligations to third persons with respect to confidentiality; (d) jeopardize protections afforded it under the attorney-client privilege or the attorney work product doctrine; (e) violate any Legal Requirement; or (f) materially interfere with the conduct of its business. All information obtained by Parent or its Representatives pursuant to this Section 5.07 shall be treated as “Evaluation Material” for purposes of the Confidentiality Agreement.

Section 5.08	Publicity.

The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter the parties hereto shall consult with each other and give due consideration to any reasonable additions, deletions or changes suggested by the other party and its counsel before issuing any press releases or otherwise making public statements with respect to the Transactions and before making any filings with any Governmental Entity with respect to the Transactions; provided, however, that the Company need not consult with Parent in connection with any press release or public statement to be issued or made with respect to any Acquisition Proposal or with respect to any Company Change in Recommendation.

Section 5.09	Employee Benefits.

(a) Employment; Severance. If and to the extent so requested by Parent in writing (and with such exceptions as Parent may designate), the Company shall as of immediately before the Effective Time terminate (and/or provide written notice of termination in accordance with any employment or consulting agreement requiring advance notice of termination of) the service relationship with the Company and the Company Subsidiaries of all employees, consultants and directors of the Company and the Company Subsidiaries and take all customary ancillary actions in connection with such termination (including giving them written notice of such termination). Notwithstanding anything to the contrary contained herein, the Company Board shall provide the Chief Executive Officer of the Company with a notice of termination (as an employee) immediately before the Effective Time, with such termination to be effective 30 days thereafter.

Any such termination of employment shall be treated as a “termination without cause” or “benefits eligible termination” (or equivalent term) by the Company entitling such employees to full severance payments and benefits under the employment agreements or the severance plan listed on Section 5.09 of the Company Disclosure Letter, determined on the basis that such termination has occurred in connection with a change in control, as applicable to individual employees. Section 5.09 of the Company Disclosure Letter sets forth the amounts of the cash severance payments applicable as of the Effective Time to each employee covered by an employment agreement with the Company. Before the Effective Time, the Company Board may in its sole discretion deliver letters to individual employees setting forth their severance payments and benefits upon termination of employment, on a basis consistent with this Section 5.09.

From and after the Effective Time, Parent shall, or shall cause a Parent Subsidiary, the Surviving Corporation or a Subsidiary of the Surviving Corporation, to honor the terms of the employment agreements and the severance plan listed on Section 5.09 of the Company Disclosure Letter. The severance amounts payable under such employment agreements and/or such severance plan to any Company employee who continues in the employ of the Surviving Corporation shall be paid to such employee by the Surviving Corporation or Parent on the earlier of the first Business Day after such employee’s employment with the Surviving Corporation terminates or (even if on such 120th calendar day the employee is still employed by the Surviving Corporation) the 120th calendar day after the Closing Date.

(b) 401(k) Plan. If so requested by Parent in writing, the Company shall before the Effective Time amend the Company’s 401(k) plan to require, in the event of plan termination, in-kind distribution of any CVRs in a participant’s account, and take all customary ancillary actions in connection with such amendment; provided that, if Parent so requests, Parent shall pay directly all reasonable out-of-pocket expenses incurred by the Company in connection with such amendment, including reasonable legal fees.

If so requested by Parent in writing, and whether or not such amendment shall have been requested, the Company shall as of immediately before the Effective Time terminate the Company’s 401(k) plan and take all customary ancillary actions in connection with such termination.

(c) Health Care. From and after the Effective Time, Parent shall, or shall cause a Parent Subsidiary, the Surviving Corporation or a Subsidiary of the Surviving Corporation, to (i) honor in accordance with their terms the obligations of the Company to provide continued medical and dental coverage to employees under the terms of the employment agreements and the severance plan listed on Section 5.09 of the Company Disclosure Letter, and (ii) as and to the extent required by applicable law, continue to provide “COBRA” continuation coverage to former employees of the Company.

Section 5.10	Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent will cause the Surviving Corporation and its Subsidiaries to fulfill and honor in all respects the obligations of the Company and the Company Subsidiaries pursuant to (i) each indemnification agreement in effect on the date of this Agreement between the Company or any of the Company Subsidiaries and any Indemnified Party; and (ii) any indemnification provision and any exculpation provision in favor of an Indemnified Party that is set forth in the certificate of incorporation or bylaws of the Company and the equivalent organizational documents of any Company Subsidiary in effect as of the date of this Agreement. The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company’s certificate of incorporation and bylaws on the date of this Agreement, and, from and after the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any Indemnified Party.

(b) Without limiting the provisions of Section 5.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent shall indemnify and hold harmless each Indemnified Party against and from any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Legal Proceeding, arbitration, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such Legal Proceeding, arbitration, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to: (i) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a director, officer, employee or agent of the Company or any Company Subsidiary or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred before, at or after the Effective Time); or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time before the sixth anniversary of the Effective Time, any Indemnified Party delivers to the Company, the Surviving Corporation or Parent, as applicable, a written notice asserting a claim for indemnification under this Section 5.10(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such Legal Proceeding, arbitration, investigation or inquiry: (A) any counsel retained by the Indemnified Parties with respect to the defense thereof for any period after the Effective Time must be reasonably satisfactory to Parent; and (B) Parent will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received; provided that the individual to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Legal Requirements. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless counsel for any Indemnified Party determines in good faith that, under applicable standards of professional conduct, a conflict exists or is reasonably likely to arise on any material issue between the positions of any two or more Indemnified Parties. Notwithstanding anything to the contrary contained in this Section 5.10(b) or elsewhere in this Agreement, Parent agrees that it will not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Legal Proceeding, arbitration, investigation or inquiry for which indemnification may be sought under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Parties from all liability arising out of such Legal Proceeding, arbitration, investigation or inquiry.

(c) Through the sixth anniversary of the Effective Time, Parent will cause the Surviving Corporation to maintain in effect, for the benefit of the Company’s directors and officers that are insured under the Company’s current directors’ and officers’ liability insurance policy in effect as of the date of this Agreement (the “D&O Insurance Policy”), the current level and similar scope of directors’ and officers’ liability insurance coverage as set forth in the D&O Insurance Policy with a carrier selected by Parent; provided, however, that in no event shall the Surviving Corporation be required pursuant to this Section 5.10(c) to expend in any one year an amount in excess of 100% of the annual premium currently payable by the Company with respect to such current D&O Insurance Policy, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with what Parent determines in good faith to be the most favorable coverage available for a cost equal to such amount. At any time before the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a customary “tail” prepaid policy on the D&O Insurance Policy covering a period of six years from the Effective Time. In the event that the Company shall purchase such a customary “tail” prepaid policy prior to the Effective Time, Parent will cause the Surviving Corporation to maintain such “tail” policy in full force and effect and continue to honor its respective obligations thereunder, in lieu of all other obligations of Parent under the first sentence of this Section 5.10(c), for so long as such “tail” policy shall be maintained in full force and effect.

(d) Parent and the Surviving Corporation jointly and severally agree to pay all expenses, including attorneys’ fees, that may be incurred by the Indemnified Parties in enforcing their indemnity rights and other rights provided in this Section 5.10.

(e) This Section 5.10 shall survive the Effective Time and the consummation of the Merger. This Section 5.10 is intended to benefit, and may be enforced by, the Indemnified Parties and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

Section 5.11	Section 16 Matters.

Before the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Shares (including derivative securities with respect to Company Shares) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12	Stock Exchange Listing.

Parent shall promptly prepare and submit to the Exchange and any other applicable exchange a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable best efforts to cause such shares to be approved for listing on such Exchange, subject to official notice of issuance, before the Effective Time.

Section 5.13	Plan of Reorganization.

The parties agree that the Merger shall not be, and they shall not report the Merger as, a tax-free reorganization within the meaning of Section 368 of the Code.

Section 5.14	Sale of the Aplindore Program and the Real Estate Before the Effective Time

(a) The Company shall use commercially reasonable efforts to consummate the sale of the Aplindore Program and the Real Estate before the Effective Time, on such terms and conditions as determined in the Company’s sole discretion; provided that the consummation of either such sale shall not be a condition to the parties’ obligations to consummate the Merger in accordance with the terms of this Agreement. The Company shall consult with Parent from time to time after the date of this Agreement and before the Effective Time on the progress of any such sales, as Parent may reasonably request. In the event the Aplindore Program and/or the Real Estate is sold before the Effective Time, the Aplindore Program Consideration and the Real Estate Consideration shall be paid to the stockholders of the Company as provided in Section 2.6.

(b) Unless the Company shall have timely terminated the license under the Wyeth License Agreement, the Company shall pay to Wyeth the Wyeth Maintenance Fee at the time such payment is due.

(c) At any time before the Effective Time, the Company shall have the right in its sole discretion to terminate the license under the Wyeth License Agreement, the Aplindore Program and all efforts to sell the Aplindore Program, and in the event of such termination, Parent shall have no further obligation to issue any Aplindore CVR in the Merger.

Section 5.15	Sale of the Aplindore Program and the Real Estate After the Effective Time

(a) If the Aplindore Program is not terminated or sold by the Company before the Effective Time, then at the Effective Time, the Company shall deliver the Expense Reserve Amount to Parent to cover reasonable and documented expenses and costs incurred by Parent solely in connection with operating (in Parent’s sole discretion, subject to the proviso at the end of this Section 5.15(a)) the Aplindore Program after the Effective Time; provided that Parent shall provide a written statement of all such expenses and costs to the Consulting Committee on the first (1st) Business Day of each month following the Effective Time, and to the extent Parent chooses to incur post-Effective-Time expenses and costs in connection with operating the Aplindore Program after the Effective Time which exceed the Expense Reserve Amount, Parent shall be solely responsible for any such excess and shall have no right to deduct any such excess from the Aplindore Program Consideration; and provided further that if the Closing occurs before November 22, 2009, Parent shall apply $250,000 of the Expense Reserve Amount to the payment of the Wyeth Maintenance Fee.

(b) If the Aplindore Program is not terminated or sold by the Company before the Effective Time or all the Real Estate is not sold by the Company before the Effective Time, Parent shall engage in the efforts to sell each of the Aplindore Program and the Real Estate in accordance with the Aplindore CVR Agreement and the Real Estate CVR Agreement, respectively.

(c) In furtherance of its obligations under the preceding paragraph, before the Effective Time, Parent shall use commercially reasonable efforts to negotiate and agree to terms with as many of the individuals listed on Exhibit E attached hereto as possible (referred to herein as the “Consulting Committee”), to assist in Parent’s efforts toward such sales.

(d) It is understood that Parent’s Board of Directors and management shall have the ultimate authority to lead, direct and approve the sale process described in paragraph (b) of this Section 5.15 and to determine in good faith whether or not to accept any proposed offer to purchase the Aplindore Program or the Real Estate, and that Parent shall have no liability for good-faith decisions, actions and inactions in this regard.

Section 5.16	Repayment of Company Loans

Before the Effective Time, the Company shall repay in full the amounts outstanding under (i) the construction loan made by Connecticut Innovations, Inc. on or around October 1999, and (ii) any and all loans secured by the Real Estate, and shall discharge all other obligations of the Company or any Company Subsidiary thereunder, if any, and obtain full releases of any property of the Company or any Company Subsidiary pledged as collateral thereunder.

Section 5.17	Efforts to Satisfy Closing Conditions

Each of Parent and the Company shall use its reasonable best efforts to cause the conditions to the other party’s obligations to effect the Merger and the other Transactions to be satisfied and, to the extent Parent so requests, the Company shall request the consent of the counterparty to any Company Contract to the consummation by the Company of the Merger; provided that obtaining any such consent shall in no event be a condition to closing under Article VI.

ARTICLE VI

CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

Section 6.01	Conditions to Obligations of Each Party Under This Agreement.

The respective obligations of each party to effect the Merger and the other Transactions shall be subject to the satisfaction at or before the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Legal Requirements:

(a) The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

(b) The Company Stockholder Approval shall have been obtained.

(c) No temporary, preliminary or permanent order or injunction shall have been issued by a court of competent jurisdiction and shall be continuing that prohibits the consummation of the Merger, and no Legal Prohibition shall have been enacted since the date of this Agreement and shall remain in effect.

(d) The shares of Parent Common Stock issuable to the stockholders of the Company in the Merger shall have been approved for listing on the Exchange, subject to official notice of issuance.

Section 6.02	Additional Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Each of the representations and warranties of the Company set forth in the Agreement (without giving effect to any “Company Material Adverse Effect” or other materiality qualifications contained in such representations and warranties) shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except for such inaccuracies, individually or in the aggregate, that would not reasonably be expected to have a Company Material Adverse Effect, and Parent shall have received a certificate of an executive officer of the Company to that effect.

(b) The covenants of the Company contained in the Agreement that are required to have been performed by the Company before the Effective Time shall have been performed in all material respects, and Parent shall have received a certificate of an executive officer of the Company to that effect and to the effect that Section 6.02(c), Section 6.02(d) and Section 6.02(e) have been satisfied.

(c) Since the date of this Agreement, there shall not have occurred and be continuing any event or development which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) No more than 6,800,000 Outstanding Company Shares shall be eligible to be Dissenting Shares.

(e) The Company shall have delivered to Parent the resignations of each director and officer of the Company and each Company Subsidiary, as such, each effective as of the Effective Time.

(f) Parent shall have received from the Company (i) a properly executed statement, dated as of the Effective Time, stating under penalties of perjury that the Company is not, and has not been, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code, in form and substance reasonably acceptable to Parent, and (ii) proof reasonably satisfactory to Parent that the Company has provided notice of such verification to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

Section 6.03	Additional Conditions to Obligations of the Company.

The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Each of the representations and warranties of Parent and Merger Sub set forth in the Agreement (without giving effect to any “Parent Material Adverse Effect” or other materiality qualifications contained in such representations and warranties) shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except for such inaccuracies, individually or in the aggregate, that would not reasonably be expected to have a Parent Material Adverse Effect, and the Company shall have received a certificate of an executive officer of Parent to that effect.

(b) The covenants of Parent and Merger Sub contained in the Agreement that are required to have been performed by Parent and Merger Sub before the Effective Time shall have been performed in all material respects, and the Company shall have received a certificate of an executive officer of Parent to that effect and to the effect that Section 6.03(c) has been satisfied.

(c) Since the date of this Agreement, there shall not have occurred and be continuing any event or development which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 6.04	Estoppel.

Notwithstanding anything to the contrary contained herein, no party whose failure to take any action required to fulfill or satisfy any of the conditions set forth in this Article VI may claim failure of such condition as grounds for termination pursuant to Article VII of this Agreement.

ARTICLE VII

TERMINATION

Section 7.01	Termination.

This Agreement may be terminated and the Merger may be abandoned (before or after the obtaining of the Company Stockholder Approval):

(a) by mutual written consent of the Company and Parent at any time before the Effective Time;

(b) by either Parent or the Company if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Special Meeting or at any adjournment thereof;

(c) by Parent or the Company at any time after November 30, 2009 (the “Outside Date”) if the Effective Time shall not have occurred on or before the Outside Date (provided that the right to terminate this Agreement pursuant to this Section 7.01(c) shall not be available to any party where the failure of such party (or any Affiliate or Representative of such party) to fulfill any obligation under this Agreement or any voting agreement has resulted in the failure of the Effective Time to have occurred on or before the Outside Date; and provided further that if the Registration Statement shall not have been declared effective by the SEC on or before October 23, 2009, then for each day after October 23, 2009 that the SEC has not declared the Registration Statement to be effective, the Outside Date shall automatically be extended by one day until such date as the SEC declares the Registration Statement to be effective and, if the last day of such extension is not a Business Day, then until the next Business Day; and provided further, in no event shall the Outside Date be extended beyond December 15, 2009);

(d) by Parent or the Company if there shall be any Legal Prohibition in effect preventing the consummation of the Merger; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.01(d) if the existence of the Legal Prohibition is attributable to the failure of such party (or any Affiliate or Representative of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate or Representative of such party) at or before the Effective Time, and provided, further, that the party seeking to terminate this Agreement pursuant to this Section 7.01(d) shall have used its reasonable best efforts to prevent such Legal Prohibition and to cause any such Legal Prohibition to be vacated or otherwise rendered of no effect;

(e) by Parent within five (5) Business Days following the date on which the Company Board shall have made a Company Change in Recommendation;

(f) by the Company if the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to accept (or to enter into a written agreement for a transaction constituting) a Superior Proposal; provided that immediately before (or contemporaneous with) the termination of this Agreement pursuant to this paragraph, the Company shall pay to Parent the Termination Fee payable pursuant to Section 7.03(c);

(g) by Parent at any time before the Effective Time if: (i) the representations and warranties of the Company set forth in this Agreement shall not be true and correct on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any Company Material Adverse Effect or other materiality qualifications set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or impair in any material respect the ability of the Company to perform its obligations under this Agreement; or (ii) the Company shall have, in any material respect, breached or failed to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which breach or failure (in each case under clauses (i) and (ii)), following written notice thereof from Parent to the Company, is not cured, or is incapable of being cured, on or before the Outside Date;

(h) by the Company at any time before the Effective Time if: (i) the representations and warranties of Parent or Merger Sub set forth in this Agreement shall not be true and correct on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any Parent Material Adverse Effect or other materiality qualifications set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or impair in any material respect the ability of Parent or Merger Sub to perform their obligations under this Agreement; or (ii) Parent or Merger Sub shall have, in any material respect, breached or failed to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by them, which breach or failure (in each case under clauses (i) and (ii)), following written notice thereof from the Company to Parent, is not cured, or is incapable of being cured, on or before the Outside Date; or

(i) by the Company at any time at least three Business Days before the erstwhile Closing Date if the result that would be obtained by multiplying (A) the sum of (x) the total number of shares of Parent Common Stock issuable pursuant to Section 2.06(a)(iii), after giving effect to the application of the Maximum Amount and assuming that there are no Dissenting Shares, plus (y) the Excess Shares, by (B) the Volume Weighted Average Price on the Trading Day immediately preceding the Determination Date is less than the Adjusted Reference Amount, unless on the Business Day next following the day on which Parent receives actual notice in writing from the Company of termination pursuant to this Section 7.01(i), Parent agrees to irrevocably waive in full the application of the Maximum Amount in the proviso to Section 2.06(a)(iii), in which case the termination pursuant to this Section 7.01(i) shall thereby be deemed to be nullified ab initio.

Section 7.02	Effect of Termination.

In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made and this Agreement shall be of no further force or effect; provided, however, that: (a) this Section 7.02, Section 7.03, and Section 8.06, and the Confidentiality Agreement and the Confidentiality and Exclusivity Agreement shall survive the termination of this Agreement and shall remain in full force and effect; and (b) except as provided in Section 7.03, the termination of this Agreement shall not relieve any party from any liability or damage that was the result of fraud or the willful and material breach of any representation, warranty or covenant contained in this Agreement.

Section 7.03	Termination Fee.

(a) If: (i) this Agreement is validly terminated by either Parent or the Company pursuant to Section 7.01(b) or Section 7.01(c) or by Parent pursuant to Section 7.01(g); (ii) neither Parent not Merger Sub shall have materially breached any of its representations, warranties or covenants contained in this Agreement; and (iii) at or before the time of any such termination of this Agreement an Acquisition Proposal shall have been made (and such Acquisition Proposal shall not have been withdrawn before the time of the termination of this Agreement) and within twelve (12) months after the date of termination of this Agreement, the Company or any Company Subsidiary consummates an Acquisition Transaction or enters into a Contract to consummate an Acquisition Transaction that is subsequently consummated, then, within two (2) Business Days after such Acquisition Transaction is consummated the Company shall pay the Termination Fee to Parent; provided, however, that solely for purposes of this Section 7.03(a), the term “Acquisition Transaction” shall have the meaning set forth in the definition of Acquisition Transaction contained in Article I, but if any such Acquisition Transaction is for less than 50% of the assets, voting securities or equity interests of the Company, as the case may be, then notwithstanding anything to the contrary contained herein, the Termination Fee shall be $362,500.

(b) If this Agreement is validly terminated by the Company pursuant to Section 7.01(i) (and such termination is not nullified pursuant to Section 7.01(i)) or by Parent pursuant to Section 7.01(e), then, within two (2) Business Days after such termination, the Company shall pay the Termination Fee to Parent.

(c) If this Agreement is validly terminated by the Company pursuant to Section 7.01(f), before (or contemporaneously with) and as a condition to the effectiveness of such termination, the Company shall pay the Termination Fee to Parent.

(d) Each of the parties hereto acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement and that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, as the case may be, in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(e) In circumstances under which the Termination Fee is payable and has been paid, Parent and Merger Sub agree that (i) to the extent they have incurred losses or damages in connection with this Agreement other than as a result of fraud or intentional misconduct, their sole and exclusive remedy against the Company and any of its directors, officers, Affiliates or Representatives for any breach, loss or damage shall be to receive payment of the Termination Fee to the extent provided in Section 7.03 and (ii) upon payment in full of such amounts, (x) neither Parent nor Merger Sub shall have any other rights or claims or seek damages against the Company or any of its directors, officers, Affiliates or Representatives under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and (y) neither the Company nor any of its directors, officers, Affiliates or Representatives shall have any further liability or obligations relating to or arising out of this Agreement or the Transactions.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.01	Amendment.

This Agreement may be amended with the written approval of the respective parties at any time before the Effective Time; provided, however, that after the Company Stockholder Approval shall have been obtained, no amendment shall be made which by applicable Legal Requirements or any rule of any relevant national securities exchange requires further approval of the stockholders of the Company, without such further approval.

Section 8.02	Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 8.03	No Survival of Representations and Warranties.

None of the representations, warranties, covenants and other agreements of the parties contained in this Agreement, or any claim with respect thereto, shall survive the Effective Time, except for (and only to the extent that) those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 8.04	Entire Agreement; Counterparts.

This Agreement, the CVR Agreements, the other agreements referred to herein, the Confidentiality Agreement and the Confidentiality and Exclusivity Agreement constitute the entire agreement of the parties hereto and supersede all prior or contemporaneous agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof and thereof. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

Section 8.05	Applicable Legal Requirements; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement is made under, and shall be construed and enforced in accordance with, the Legal Requirements of the State of Delaware applicable to agreements made and to be performed solely therein. The parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by Legal Requirements, any objection that it may now or hereafter have to the laying of the venue of such Legal Proceeding in any such court or that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Legal Requirements. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.09. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Legal Requirements. Each party hereto agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.05(b).

Section 8.06	Payment of Expenses.

Whether or not the Merger is consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the Transactions. Nothing contained in this Agreement shall be deemed to limit the right or ability of any party to this Agreement to pay such expenses, as and when due and payable.

Section 8.07	Transfer Taxes.

All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by Parent and Merger Sub when due, and Parent and Merger Sub will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

Section 8.08	Assignability; No Third Party Rights.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of a Legal Requirement or otherwise, by any of the parties without the prior written consent of the other parties. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns. Except (i) for the rights of stockholders and holders of other securities to receive payment in accordance with Article II after the Effective Time, (ii) as set forth in Section 5.09 and Section 5.10 and (iii) for the right of the Company (but not of the Surviving Corporation), on behalf of its stockholders, to pursue damages in the event of Parent’s or Merger Sub’s breach of this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, any right, benefit or remedy of any nature. In circumstances in which the stockholders of the Company do not have the right to seek remedies at law or equity, the obligations of Parent and Merger Sub under this Agreement are material to the Company’s execution of this Agreement and any failure by Parent or Merger Sub to comply with the terms of this Agreement shall enable the Company (but not the Surviving Corporation) to seek all remedies available at law or equity to it and on behalf of the stockholders.

Section 8.09	Notices.

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express), upon receipt of proof of delivery; (c) if sent by facsimile transmission before 5:00 p.m. New York time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. New York time and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

Ligand Pharmaceuticals Incorporated

10275 Science Center Drive

San Diego, CA 92121

Attention: John Higgins

Facsimile: (858) 550-5646

with a copy to:

Stradling Yocca Carlson & Rauth

4365 Executive Drive, Suite 1500

San Diego, CA 92121

Attention: Hayden Trubitt, Esq.

Facsimile: (858) 926-3001

if to the Company:

Neurogen Corporation

45 Northeast Industrial Road

Branford, CT 06405

Attention: Stephen Davis

Facsimile: (203) 488-4863

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005

Attention: Robert S. Reder, Esq.

Facsimile: (212) 822-5680

Section 8.10	Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to negotiate in good faith to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 8.11	Obligation of Parent.

Parent shall ensure that each of Merger Sub and the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Merger Sub and the Surviving Corporation under this Agreement.

Section 8.12	Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity. Each party agrees to waive any requirement for the posting of, or securing of, a bond in connection with any such remedy.

Section 8.13	Remedies.

All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

Section 8.14	Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Articles” “Sections,” “Annexes,” “Exhibits” and “Schedules” are intended to refer to Articles, Sections, Annexes, Exhibits or Schedules to this Agreement, as the case may be.

(e) All references in this Agreement to a document or instrument having been made available to such Party shall be deemed to include the making available of such document or instrument to any Representative of such Party.

(f) All references in this Agreement to “$” are intended to refer to U.S. dollars.

(g) Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

(h) The titles, captions or headings of the Sections and Subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 8.15	Further Action.

The parties hereto shall execute and deliver such certificates and other documents and take such other actions as may be reasonably necessary or appropriate in order to effect and to more perfectly evidence the Merger and the Transactions, including, but not limited to, making filings, recordings or publications required under the DGCL. Without limitation, if at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Merger Sub or the Company, the officers of the Surviving Entity are fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

LIGAND PHARMACEUTICALS INCORPORATED

By:
Name:
Title:

NEON SIGNAL, LLC

By:	Ligand Pharmaceuticals Incorporated, its Member-Manager

By:
Name:
Title:

NEUROGEN CORPORATION

By:
Name:
Title:

EXHIBIT A: Aplindore CVR Agreement

EXHIBIT B: H3 CVR Agreement

EXHIBIT C: Merck CVR Agreement

EXHIBIT D: Real Estate CVR Agreement

EXHIBIT E: List of Potential Consultants

Stephen Davis

Thomas Pitler

Kenneth Sprenger

George Maynard